AS FILED WITH THE COMMISSION ON FEBRUARY 9, 1998                 File No. 333-

                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                              ___________
                               FORM SB-2
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                            INNOVACOM, INC.
            (Name of small business issuer in its charter)

            NEVADA                       367                       88-0308568
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code)      Identification No.)

2855 Kifer Road, Suite 100, Santa Clara, California 95051; (408) 727-2447
     (Address and telephone number of principal executive offices)

2855 Kifer Road, Suite 100, Santa Clara, California 95051; (408) 727-2447 (Address of principal place of business or intended principal place of business)

            Mark Koz, President & Chief Executive Officer
                            InnovaCom, Inc.
                      2855 Kifer Road, Suite 100
                    Santa Clara, California  95051
                            (408) 727-2447
       (Name, address and telephone number of agent for service)

                              Copies to:

                         Scott E. Bartel, Esq.
                          Eric J. Stiff, Esq.
                      Bartel Eng Linn & Schroder
                     300 Capitol Mall, Suite 1100
                     Sacramento, California 95814
                      Telephone:  (916) 442-0400

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                               Proposed
      Title of each                                          Proposed           maximum
        class of                                              maximum          aggregate           Amount of
    securities to be             Amount to be            offering price{(4)}   offering          registration
       registered                registered{(1)}                                 price                fee
Common Stock, par value
$0.001 ("Common Stock")
Underlying 7%
Convertible Debentures            5,111,904 (2)        2.50               $12,779,760           $3,872.66

Common Stock to be issued upon
the exercise of warrants            750,000 (3)        2.50                 1,875,000              568.18

Total                             5,861,904            2.50               $14,654,160           $4,440.84*

(1) Includes an indeterminate number of shares of Common Stock that may be issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 promulgated under the Securities Act of 1933.

(2) Based on the aggregate amount of principal on the 7% Convertible Debentures (the "Debentures") and accrued interest for one year in the aggregate amount of
$350,000.   The  Debentures convert at the lower of $3.37 per share or,
(i) prior to April 22, 1998, 85% of the average closing bid price of a share of Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April 22, 1998 through May 21, 1998, 82.5% of the Conversion Average Price, or, (iii) after May 22, 1998 to December 22, 2002, 80% of the Conversion Average Price. The Debentures may be converted into shares of Common Stock at the option of holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of (i) April 21, 1998, or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998 through May 21, 1998, and
(iii) the balance of the aggregate principal amount of the Debentures may be
converted thereafter.   For  the  sole  purpose  of  calculation of the
registration fee, the average price of a share of Common Stock is based upon the average high and low price of approximately $2.50 per share as reported on the NASD OTC Bulletin Board on February 5, 1998. Further, the Company hereby registers such number of shares of Common Stock, as is necessary, into
which  the Debentures may be converted.   Pursuant  to the terms of the private
placement, the Company is contractually required to register 200% of the number of shares of Common Stock the Debentures, and interest thereon, are convertible into, as of February 6, 1998.

(3) Includes 250,000 shares of Common Stock underlying warrants with an exercise price of $3.00 per share and 250,000 shares of Common Stock underlying warrants with an exercise price of $4.00 per share. Also includes 250,000 shares of Common Stock underlying warrants with an exercise price of $2.43 per share.

(4) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated for the sole purpose of calculating the registration fee and based upon the average high and low price of $2.50 per share of Common Stock of InnovaCom on February 5, 1998, as reported on the NASD OTC Bulletin Board under the symbol "MPEG."

*Of this amount, $4,260.60 was paid by wire transfer on February 5, 1998, and $180.24 was paid by wire transfer on February 6, 1998.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                INNOVACOM, INC.
                             CROSS-REFERENCE SHEET
                    Pursuant to Item 501 of Regulation S-B
Registration Statement
ITEM NUMBER AND CAPTION                                 PROSPECTUS CAPTION

1.  Front of Registration Statement
    and Outside Front Cover Page of           Front Cover
    Prospectus
2.  Inside Front and Outside Back
    Cover Pages of Prospectus                 Inside Front and Outside Back
                                              Cover Pages
3.  Summary Information and Risk              Prospectus Summary; Risk Factors
    Factors
4.  Use of Proceeds                           Use of Proceeds
5.  Determination of Offering Price           Not Applicable
6.  Dilution                                  Not Applicable
7.  Selling Security Holders                  Selling Stockholders and Plan of
                                              Distribution
8.  Plan of Distribution                      The Offering; Plan of Distribution

9.  Legal Proceedings                         Legal Proceedings
10. Directors, Executive Officers,
    Promoters and Control Persons             Management; Principal
                                              Stockholders; Selling Stockholders
                                              and Plan of Distribution
11. Security Ownership of Certain
    Beneficial Owners and                     Principal Stockholders; Selling
    Management                                Stockholders and Plan of
                                              Distribution
12. Description of Securities                 Description of Securities
13. Interest of Named Experts and             Not Applicable
    Counsel
14. Disclosure of Commission
    Position on Indemnification for           Limitation of Liability and
    Securities Act Liabilities                Indemnification Matters
15. Organization Within Last Five             Certain Transactions
    Years
16. Description of Business                   Prospectus Summary; Business
17. Management's Discussion and
    Analysis or Plan of Operation             Management's Discussion and
                                              Analysis
18. Description of Property                   Facilities
19. Certain Relationships and                 Certain Transactions
    Related Transactions
20. Market for Common Equity and
    Related Stockholder Matters               Prospectus Summary
21. Executive Compensation                    Management
22. Financial Statements                      Consolidated Financial Statements
23. Changes in and Disagreements
    with Accountants on Accounting
    and Financial Disclosure                  Not Applicable

Subject to Completion, dated February 9, 1998
Prospectus

                            INNOVACOM, INC.
                             COMMON STOCK

     The Selling Stockholders, as defined below, of InnovaCom, Inc., a Nevada corporation ("InnovaCom" or the "Company") are hereby offering the following:
(i) the resale of shares of Common Stock issuable upon the conversion of 7% Convertible Debentures in the aggregate principal amount of $5 million (the "Debentures"), and interest thereon, (ii) the resale of 250,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $3.00 per share, (iii) the resale of 250,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $4.00 per share (the warrants described above are collectively referred to as the "Warrants"), and
(iv) the resale of 250,000 shares of Common Stock issuable upon the exercise of a warrant exercisable at $2.43 per share (the "Additional Warrant"). The Debentures are convertible into shares of the Company's Common Stock at a conversion price equal to the lesser of $3.37 per share or, (i) prior to April 22, 1998, 85% of the average closing bid price of a share of the Company's Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April 22, 1998 through May 21, 1998, 82.5% of the Conversion Average Price, or (iii) from May 22, 1998 to December 22, 2002,
80% of the Conversion Average Price. The Debentures have a term of five (5) years, expiring December 22, 2002. The Debentures may be convereted into shares of Common Stock at the option of the holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998, or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998 through May 21, 1998, and
(iii) the balance of the aggregate principal amount of the Debentures may be converted thereafter. See "Selling Stockholders," "Plan of Distribution," and "Description of Securities - Debentures."

     JNC Opportunity Fund Ltd. ("JNC") acquired the Debentures and Warrants pursuant to a private placement. Pursuant to the terms of the private placement, the Company is contractually required to register the shares of Common Stock issuable upon conversion of the Debentures and payment of
interest thereon and exercise of the Warrants.   The Additional Warrants
were acquired by Cardinal Capital Management, Inc. ("Cardinal") in consideration for their investment advisory services related to the private placement described above. JNC and Cardinal are collectively referred herein as the "Selling Stockholders." The Company will not receive any proceeds from the resale by the Selling Stockholders of the shares of Common Stock underlying the Debentures, Warrants and Additional Warrant (the "Shares"). See "The Offering," "Selling Stockholders" and "Plan of Distribution."

     The Company's Common Stock is traded on the NASD OTC Bulletin Board ("OTC Bulletin Board") under the symbol "MPEG." On February 5, 1998, the average high and low price of a share of the Company's Common Stock was $2.50 as reported on the OTC Bulletin Board. The Debentures, Warrants and Additional Warrant are not traded on the OTC Bulletin Board or any other exchange or quotation system.


        THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5


                       THESE ARE SPECULATIVE SECURITIES.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



               The date of this Prospectus is February 9, 1998.

                          PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

     InnovaCom, Inc., a Nevada corporation ("InnovaCom" or the "Company"), is a development stage technology company based in Santa Clara, California. Its principal product focus is video compression technology (single chip, multiple chip, board and integrated solution levels). The Company has several key strategic alliances in place including those with DEC, Litton-Fibercom, Sun Microsystems, Mitsubishi Chemical, ESS Technology, Telia and others.

     The Company believes that it has an advantage in the globally accepted video compression format, referred to as "MPEG-2", which was instituted less than two years ago by the Moving Picture Experts Group ("MPEG") and where the market is now heading. The Company is currently shipping video compression software with boards using the 3-chip compression technology from IBM on an original equipment manufacturing basis. These products are scheduled to be replaced with the Company's own single chip solution in the second quarter of 1998, and with future chip generations thereafter. The Company's single-chip design has been completed and will be tested over the next four months, and will then go into volume production.

     InnovaCom was originally incorporated under the laws of Florida in 1993 by its founder, Mark Koz, as a research and development company ("InnovaCom-Florida"). From 1993 to 1996, InnovaCom-Florida was essentially dormant. Mr. Koz also founded FutureTel, Inc. in Santa Clara, California ("FutureTel"). He was CEO, chief technical officer and a director of FutureTel from 1993 to 1995. After Mr. Koz left FutureTel, where he was in charge of the development of the "gecko" video compression chip, he used InnovaCom-Florida to license the "gecko" technology and to continue development of the chip.

     In July 1996, InnovaCom-Florida acquired Jettson Realty Development Corporation, a Nevada corporation ("Jettson"). The acquisition took the form of a share for share exchange, where all of the shares of InnovaCom-Florida were exchanged for a controlling block of shares of Jettson, a "shell" company whose shares were trading on the OTC Bulletin Board. Thereafter, the name of Jettson was changed to InnovaCom. InnovaCom's common stock currently trades on the OTC Bulletin Board under the symbol "MPEG."

     In May 1997, InnovaCom acquired Sierra Vista Entertainment, Inc., a Nevada corporation ("Sierra Vista") in a share exchange by issuing 8,514,500 shares of its common stock. As a result of the acquisition of Sierra Vista, InnovaCom gained access to approximately $3 million of Sierra Vista's working capital and a credit facility of up to $5 million in convertible debt from one of Sierra Vista's original shareholders. The principal amount outstanding on the credit facility as of October 31, 1997 was approximately $2,835,000 with an average conversion price of $2.66 per share.

     In January 1998, InnovaCom entered into a binding letter of intent to acquire the business and intellectual property of Innovative Technical Solutions, Inc. of Concord, Massachusetts ("ITS"). Subject to final documentation, InnovaCom will acquire ITS for a total consideration of 7,700,000 shares of the Company's Common Stock and $2,400,000 in cash.

     The Company has been in the development stage from its inception, and has concentrated its marketing to date on developing future major customer and partner relationships for joint ventures and sales of technologies, chips, boards and system designs. Several patents have been issued to the Company and, recently, InnovaCom agreed to acquire substantially all of the intellectual property of Intelligent Instruments Corporation, an intellectual property holding company, in exchange for two million shares of InnovaCom common stock. Intelligent Instruments Corporation, whose principal shareholder is Mark Koz, the President of InnovaCom, holds the patent for a proprietary set-top box design and has applied for a patent for a proprietary server design, both of which complement and enhance the technology being developed by InnovaCom. Acquisition of these patent rights by the Company shall be finalized pending the completion and execution of final documentation.

     InnovaCom's principal engineering and administrative office is located at 2855 Kifer Road, Suite 100, Santa Clara, California 95051 (408-727-2447). Unless otherwise indicated, reference to InnovaCom in this registration statement includes its wholly owned subsidiary Sierra Vista.

SUMMARY OF RISK FACTORS

     Investment in InnovaCom's Common Stock involves certain risks which should be carefully considered, including but not limited to quarterly and yearly fluctuations in results, the timely availability of new products, the impact of competitive products and pricing, lack of profits, dependence on key personnel, competition, and the need for additional capital. For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors"

THE OFFERING

     The Company is registering for resale the shares of Common Stock issuable upon conversion of the Debentures, and payment of interest thereon, and exercise of the Warrants and Additional Warrants. The shares of Common Stock issuable upon conversion of the Debentures, and interest thereon, and exercise of the Warrants and Additional Warrants may be sold in a secondary offering by the Selling Stockholders pursuant to this Prospectus. The Company will not receive any proceeds from the resale of the Shares. See "The Offering."

                  SUMMARY CONSOLIDATED FINANCIAL DATA

     The unaudited summary consolidated financial data presented below should be read in conjunction with the more detailed financial statements of the Company and notes thereto along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                Years Ended                         Nine Months
                                                DECEMBER 31                         SEPTEMBER 30
                                  1995               1996             1996                 1997
Statement of Operations Data:
 Revenues                      $      0         $         0        $         0       $   149,000
 Income (Loss) from              (  300)         (8,183,606)        (6,265,972)       (7,031,667)
   operations
 Income (Loss) before Income     (  300)         (8,192,595)        (6,271,052)       (7,606,768)
   Taxes
 Provision (Benefit) for             800                800              800                1,600
   Income Taxes
 Net Income (Loss)                (1,100)         (8,193,395)       (6,271,852)       (7,608,368)
 Net Income (Loss) per share       (0.00)              (0.98)            (0.88)            (0.46)
 Shares used in per share      5,122,869           8,361,597         7,100,597        16,455,744
   calculation

                                                           As at
                                                     SEPTEMBER 30, 1997
                                                 ACTUAL        AS ADJUSTED{(1)}
Balance Sheet Data:
  Working Capital (deficit)                   (3,617,119)        1,382,881
  Total Assets                                 1,205,876         6,205,876
  Long-term debt                                       -         5,000,000
  Stockholders' equity (deficit)              (2,653,394)       (2,653,394)

(1) As adjusted to give effect to the Company's issuance of $5 million in 7% Convertible Debentures, which convertible shares have been registered for resale herein.

                             RISK FACTORS

     In addition to the other information presented in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY. Since its inception in 1993, InnovaCom has generated nominal revenues. Its primary activities to date have been the research and development of MPEG-2 products. InnovaCom's success is dependent upon the development and marketing of its existing and proposed products, as to which there can be no assurance. Unanticipated problems, expenses and delays are frequently encountered in developing new products. Other factors that may affect the development of products and their sales include, but are not limited to, new or competing products developed by competitors, the need to develop customer support capabilities and market expertise, delays in product development, market acceptance, and sales and marketing. The failure of InnovaCom to meet any of these conditions could have a materially adverse effect upon InnovaCom's operations. No assurance can be given that InnovaCom can or will ever be profitable.

OPERATING LOSSES. Since its inception, InnovaCom has incurred losses. For the year ended December 31, 1996, InnovaCom incurred a net loss of $8,193,395 and had an accumulated deficit of $8,196,220. InnovaCom expects to continue to incur losses and to continue to accumulate a deficit through the year ending December 31, 1997, and the first half of 1998, until InnovaCom develops and markets its DVImpact chip. There can be no assurance that InnovaCom will achieve profitability.

QUALIFIED OPINION. The report of InnovaCom's independent accountants contains an explanatory paragraph regarding InnovaCom's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to InnovaCom's ability to continue as a going concern are the facts that InnovaCom has no established source of operating income and that InnovaCom has recurring losses from operations.

NEED FOR ADDITIONAL CAPITAL. Development of new products requires substantial capital. InnovaCom's future capital requirements will depend on many factors, including cash flow from operations, progress in developing new products, competing technological and market developments, and InnovaCom's ability to successfully market its products. Because InnovaCom currently does not have significant revenues, and will not have revenues until it begins to market its products, InnovaCom will be required to raise additional capital through equity or debt financings for its operations. Any equity financings could result in dilution to InnovaCom's then-existing stockholders. Sources of debt financing will result in interest expense. If InnovaCom is unable to raise additional funds, InnovaCom may be required to reduce its operations.

COMPETITION. The digital video and audio industry is marked by numerous small as well as large competitors. Some of InnovaCom's competitors include C-Cube, Inc., IBM and LSI Logic, Inc. Additionally, InnovaCom competes in an industry segment in which numerous competitors have substantially greater resources than InnovaCom. There can be no assurance that existing or potential competitors of InnovaCom will not develop products equal to or better than those developed by InnovaCom.

DEPENDENCE ON INDEPENDENT  MANUFACTURERS/SUBCONTRACTORS  AND  SUPPLIERS  OF
COMPONENTS.    InnovaCom   does  not  maintain  its  own  manufacturing  or
production facilities, and does not intend to do so in the foreseeable future. InnovaCom anticipates that its products will be manufactured and its components will be supplied by independent companies. Many of these independent companies may manufacture and supply products for InnovaCom's existing and potential competitors. As is customary in the manufacturing industry, InnovaCom does not have any licensing or other supply agreements with its manufacturers and suppliers. Therefore, these suppliers could terminate their relationship with InnovaCom at any time. In the event InnovaCom were to have difficulties with its present manufacturers and suppliers, InnovaCom could experience delays in supplying products to its customers.

UNCERTAINTY OF MARKET ACCEPTANCE. To date, InnovaCom has had minimal sales of its products. InnovaCom's success will depend upon acceptance of its products by the technology industry, including independent third party companies and the general public. Achieving such acceptance will require significant marketing investment. No assurance can be given that the technology industry will accept InnovaCom's existing and proposed products.

DEPENDENCE ON TECHNOLOGY INDUSTRIES AND TECHNOLOGICAL OBSOLESCENCE. The digital video and audio industry is characterized by extensive research and development and rapid technological changes, resulting in very short product life cycles. Further, the video and audio industry is characterized by intense competition among various technologies and their respective proponents. Development of new or improved products, processes or technologies may render InnovaCom's products obsolete or less competitive. InnovaCom will be required to devote substantial efforts and financial resources to enhance its existing products and to develop new products. There can be no assurance that other products will not be developed which would render InnovaCom's products obsolete.

DEPENDENCE ON MPEG-2 ACCEPTANCE AND CONTINUATION AS STANDARD. InnovaCom has focused much of its resources on the MPEG-2 technology and the success of that standard will impact InnovaCom's success. There can be no assurance that the MPEG-2 standard will remain in favor in the industry. Furthermore, should the standard be modified or replaced, there can be no assurance that InnovaCom's research and development work will successfully transfer to an alternative standard.

RELIANCE ON OEM CUSTOMERS AND RETAIL DISTRIBUTORS. InnovaCom's success will depend to a significant extent upon its ability to develop a distribution system with original equipment manufacturers ("OEMs") and retail distributors to sell InnovaCom's products in the marketplace. There can be no assurance that InnovaCom will be successful in obtaining and retaining the OEM customers and retail distributors it requires to continue to grow and expand its marketing and sales efforts.

PROTECTION OF INTELLECTUAL PROPERTY. InnovaCom has a worldwide license to manufacture, use, sell and otherwise deal with the video compression technology which is the subject of docket numbers 2056 and 2057 for patent applications. The license was exclusive to InnovaCom for the one year period from March 1996 through March 1997, but is now nonexclusive. The Company is presently negotiating to extend the term of the exclusive license. InnovaCom is also receiving the patent for a proprietary set-top box design and a pending patent for a proprietary server design from Intelligent Instruments Corporation. InnovaCom holds trademarks on InnovaCom's name and the names of its products. InnovaCom is presently applying for copyright protection on its logo and software codes.

     However, there can be no assurance that another company will not attempt to infringe upon the licenses, patents, patent applications, trademarks, or copyrights on InnovaCom's products and technology. Such infringement could result in protracted and costly litigation and sales losses. Further, there can be no assurance that others will not independently develop products or technology that are equivalent or superior to those of InnovaCom.

DEPENDENCE ON KEY PERSONNEL. InnovaCom's performance is substantially dependent on the performance of its executive officers and key personnel and on its ability to retain and motivate such personnel. The loss of any of InnovaCom's key personnel, particularly Mark Koz, the Company's President and Chief Executive Officer, could have a material adverse effect on InnovaCom's business, financial condition and operating results. InnovaCom's success will also depend upon its ability to hire and retain additional qualified personnel. There can be no assurance that InnovaCom will be able to hire or retain such qualified personnel.

                             THE OFFERING

     JNC is offering for resale shares of the Company's Common Stock issuable upon conversion of 7% Convertible Debentures in the aggregate principal amount of $5 million (the "Debentures") and accrued interest
thereon.   The  Debentures convert at the lower of $3.37 per share or, (i)
prior to April 22, 1998, 85% of the average closing bid price of a share of Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April 22, 1998 through May 21, 1998, 82.5% of the Conversion Average Price, or (iii) after May 21, 1998 to December 22, 2002, 80% of the Conversion Average Price. The Debentures may be converted into shares of Common Stock at the option of the holder on whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998, or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be convered from April 22, 1998 through May 21, 1998, and (iii) the balance of the aggregate
principal amount of the Debentures may be converted thereafter.   The
Debentures  have  a  term  of  five  (5) years, expiring December  22,  2002
(the "Due Date"), and any amounts of principal and accrued interest, not previously converted or prepaid, on the Debentures automatically converts into shares of Common Stock on the Due Date.

     In addition, JNC is offering for resale shares of Common Stock issuable upon exercise of the Warrants, as defined below, by the holder thereof. JNC may acquire 250,000 shares of Common Stock at an exercise price of $3.00 per share and may acquire an additional 250,000 shares of Common Stock at an exercise price of $4.00 per share (collectively,
referred to as the "Warrants").   Cardinal is offering  for  resale 250,000
shares of Common Stock issuable upon exercise of warrants at an exercise price of $2.43 per share (the "Additional Warrants"). No assurance can be given that any of the Warrants or Additional Warrants will be exercised.

     The Debentures and Warrants were issued to JNC pursuant to a private placement completed on December 22, 1997, and the Additional Warrants were issued to Cardinal in consideration for investment advisory services provided in connection with such private placement.

     The shares of Common Stock issuable upon conversion of the Debentures (including accrued interest thereon) and upon exercise of the Warrants and Additional Warrants may be sold in a secondary offering by the holders thereof pursuant to this Prospectus. The Company will not receive any proceeds from the resale of the Shares by the Selling Stockholders.

     Pursuant to the terms of the private placement, the Company is contractually required to register the shares of Common Stock issuable upon the conversion of the Debentures and payment of interest thereon and upon the exercise of the Warrants and Additional Warrants.

                            USE OF PROCEEDS


     The Company will not receive any proceeds from the resale of the Shares by the Selling Stockholders.

                            DIVIDEND POLICY

     The Company has not declared or paid any cash dividends since its inception. The Company currently intends to retain future earnings for use in the operation and expansion of the business. The Company does not intend to pay any cash dividends in the foreseeable future. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company.

                      PRICE RANGE OF COMMON STOCK

     InnovaCom's Common Stock began trading on the OTC Bulletin Board under the symbol "MPEG" on July 15, 1996. The high and low prices of InnovaCom's Common Stock on a quarterly basis is as follows:

   QUARTER ENDED                  HIGH             LOW

September 30, 1996                $9.25            $ .96
December 31, 1996                 $8.12            $4.25
March 31, 1997                    $5.87            $1.65
June 30, 1997                     $5.00            $2.50
September 30, 1997                $4.06            $2.16


                 SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data presented below for the years ended December 31, 1995 and 1996, are derived from and should be read in conjunction with the more detailed financial statements of the Company and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, whose report is included elsewhere in this Prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 1996 and 1997 and consolidated balance sheet data as of September 30, 1997 are derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company, such unaudited consolidated financial statements include all necessary adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results for such periods. The selected consolidated financial data presented below should be read along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" which follows this section.

                                           YEARS ENDED DECEMBER 31
                                                                                            NINE MONTHS ENDED
                                                                                               SEPTEMBER 30
                                               1995                   1996                 1996                1997
Statement of Operations Data:
Revenues:                                   $     0                $     0              $     0               $149,000
Cost and expenses:
  Cost of Goods Sold                              0                      0                    0                 52,538
  Research and development                        0              2,711,028            1,961,914              2,987,715
  Selling, general and                          300              5,472,578            4,304,058              4,140,414
    administrative
Total costs and expenses                        300              8,183,606            6,265,972              7,180,667
(Loss) from operations                        (300)            (8,183,606)          (6,265,972)            (7,031,667)
Interest expense, net                             0                (8,989)              (5,080)              (575,101)
(Loss) before income                          (300)            (8,192,595)          (6,271,052)            (7,606,768)
 taxes
Income tax expense                              800                    800                  800                  1,600
Net (loss)                                  (1,100)            (8,193,395)          (6,271,852)            (7,608,368)
Net (loss) per share:                        (0.00)                 (0.98)               (0.88)                 (0.46)
Shares used in per share                  5,122,869              8,361,597            7,100,597             16,455,744
calculations

                                                      AS OF SEPTEMBER 30, 1997
Balance Sheet Data:
  Working capital (deficit)                                        (3,617,119)
  Total assets                                                       1,205,872
  Long-term debt                                                             -
  Stockholders' equity (deficit)                                   (2,653,394)

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discusses the Company's financial condition and results of operations based upon the Company's consolidated financial statements which have been prepared in accordance with generally accepted accounting principles. The following also contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto and other financial information included elsewhere in this document.

OVERVIEW

     The Company is a development stage technology company with a principal focus in video compression technology compliant with MPEG-2 standards. The Company is currently shipping development systems to targeted potential customers and expects to begin shipment of commercial volume products in the second quarter of 1998. In 1997, the Company merged with Sierra Vista, a Nevada corporation in the development stages of production and distribution of feature length films.

     The Company does not believe that its business is seasonal.

PLAN OF OPERATIONS

     The Company plans to make the transition from development stage to full production and sale of products in 1998. The Company's single-chip MPEG-2 encoder, the DV2000 MPEG-2 encoder board, and a number of smaller products are at advanced stages of development and are expected to begin significant volume shipment in the near future. Management anticipates that the Company will become profitable in 1998, but that continuing operating losses early in 1998 combined with the requirements of increased inventories and accounts receivable will require additional funding in 1998. No assurances can be given that such additional funding will be available or, if available, that it will be on terms favorable to the Company.

     Product   development   in  1998  is  planned  to  continue  in  areas
complimentary to the Company's pending product sales. These product development efforts are expected to include updated versions of previously released products with enhanced feature sets and functionality, products that will compliment other existing products, and products that will broaden product lines to address additional market niches. Management anticipates significant increases in the staffing in its research and development efforts.

     In concert with the transition from development to production, management anticipates increases in staffing in production, marketing, sales and administration. Management has no plans for significant purchases of plant or equipment, but the Company has entered into an agreement to lease a larger facility.

     The Company does not believe that inflation will have an impact on its results of operations.

     Management of Sierra Vista anticipates entering into production of one feature-length film in the next twelve months, but does not anticipate significant revenues in this period. Production of this film is expected to be accomplished principally with outside contractors and temporary employees. No significant increases in permanent employees and no significant purchases of plant and equipment are anticipated.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SEPTEMBER 30, 1996

REVENUES

     Revenues for the nine months ended September 30, 1997 were $149,000 as compared to zero in the nine months ended September 30, 1996. The revenues in 1997 were from shipments of developer systems to five customers who purchased the systems to begin development of their own software in anticipation of the Company's commercial release of its board level encoding products. The Company's products were at an earlier state of development in 1996, and accordingly there was no revenue.

GROSS MARGINS

     Gross margins were approximately $96,000, or 64% of revenues, for the nine months ended September 30, 1997, as compared to zero for the nine months ended September 30, 1996. The gross margin percentage in 1997 is not necessarily representative of the margins that the Company expects on its commercial products when they begin shipment.

RESEARCH AND DEVELOPMENT

     Research and development expense in the nine months ended September 30, 1997 totaled approximately $2,988,000. This was an increase of approximately $1,026,000, or 52%, from the research and development expense for the same period in 1996. The change results principally from an increase in the number of employees in the research and development group and an increase in the period that these people were working (activity in the first half of 1996 was low because the Company did not receive significant funding until July of 1996), partially offset by a reduction in the amount of purchased research and development expenses in 1997 relative to 1996.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses were approximately $4,140,000 in the nine months ended September 30, 1997 which was a decrease of approximately $164,000, or 4%, from the same period in 1996. The total in 1996 included approximately $3,396,000 in expense recognized in conjunction with the issuance of stock and stock options at prices below fair market value to various consultants for services rendered. This expense was not repeated in 1997. Except for this $3,396,000 item, selling, general and administrative expense in the nine months ended September 30, 1997 would have been approximately $3,232,000 higher than in the same period in 1996, an increase of 353%. This increase is related to a substantial increase in employees, an increase in the period of time they were present in 1997 relative to 1996 (activity in the first half of 1996 was low because the Company did not receive significant funding until July of 1996), expense related to Sierra Vista which was present in 1997 but not in 1996, and significant increases in consulting, legal, auditing and travel expenses.

INTEREST INCOME

     Interest income increased from zero in the first nine months of 1996 to approximately $6,000 in the same period in 1997. This increase reflects the return from the temporary investment of surplus cash.

INTEREST EXPENSE

     Interest expense increased from approximately $5,000 to approximately $581,000 from the nine months ended September 30, 1996 , as compared to the same period in 1997. This increase resulted from a credit facility created in 1997 against which the Company had drawn approximately $2,129,000 as of September 30, 1997. The outstanding balance of this note may be converted into common stock of the Company at a discount to the market price of the stock. Accordingly, the value of this discount, approximately $541,000 at September 30, 1997, is recorded as interest expense in the nine month period then ended.

INCOME TAX EXPENSE

     Income tax expense for the nine months ended September 30, 1997 was approximately $2,000 as compared to approximately $1,000 for the same period in 1996. This increase was related to the merger with Sierra Vista which increased the minimum franchise tax payable to the State of California.

YEAR ENDED DECEMBER 31, 1996

REVENUES

     The Company had no revenues in 1996, and management does not expect significant revenues in 1997. Revenues will become significant only at such time as the Company's development of significant products is completed.

RESEARCH AND DEVELOPMENT

     Research and development expense for 1996 was approximately $2,711,000. This included a charge of $1,275,000 for purchased research and development. The balance of the expense was principally for salaries and other employee-related expenses, supplies and software or tools, and outside consulting expenses. Management anticipates that research and development expenses will increase in the year ended December 31, 1997 from the levels seen in 1996 due in large part to increases in staffing. Expenses in 1997 will include the amount of any research and development purchased which might be significantly different than the amount reported in 1996.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses in 1996 were approximately $5,473,000. This included approximately $3,411,000 in expense recognized in conjunction with the issuance of stock and stock options at prices below fair market value to various consultants for services rendered. The largest part of the remaining expense was for salaries, related employee expenses and director fees. Management expects that selling, general and administrative expenses will be lower in 1997 than in 1996 as substantial increases in staffing and related spending, and most other expense line items will be more than offset by the fact that the expense recognized in 1996 for issuance of stock and stock options for services rendered will not repeat.

INTEREST INCOME

     Interest income in 1996 of  approximately  $2,000  was  earned  on the
temporary   investment   of  surplus  cash.   Management  anticipates  that
similarly small amounts will be earned in 1997.

INTEREST EXPENSE

     The Company recorded interest expense in the year ended December 31, 1996 of approximately $11,000. The level of interest expense in 1997 will depend on the amount of debt financing incurred by the Company, the periods over which this debt is outstanding and the terms of the indebtedness. Interest expense could increase significantly in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1997 and December 31, 1996, the Company had negative working capital of approximately $3,617,000 and $1,244,000, respectively. For the year ended December 31, 1996 and for the nine months ended September 30, 1997, the Company has had no significant positive cash flow from operations and has relied on the placement of capital stock and debt to fund its development stage losses and its investments in capital assets.

     As of September 30, 1997, the Company's debt consisted of advances against a $5,000,000 credit facility granted by a shareholder with a principal balance of approximately $2,125,000 and accrued interest of approximately $40,000. This note matures in 1998, bears interest at 10% per annum and is secured by a first-priority security interest in essentially all of the Company's assets. The principal and interest on this credit facility can be converted at the lender's option into common stock of the Company at a 20% discount to the market price of the stock at the date that individual advances were made to the Company under this credit facility. The Company has been advised by the lender that the lender does intend to convert this debt into common stock.

     The Company does not anticipate any material capital expenditures in the next twelve months.


                              BUSINESS

CORPORATE INFORMATION

     InnovaCom, Inc. ("InnovaCom" or the "Company") was originally incorporated in Florida in 1993. The Company was incorporated as a research and development company but was essentially inactive from 1993 to 1996. In 1996, the Company's founder and current President, Mark Koz, licensed the "gecko" video compression chip and technology through the Company. In July, 1996, the Company acquired Jettson in a share for share exchange whereby the Company exchanged all of its shares for a controlling block of shares of Jettson, whose shares were publicly traded on the OTC Bulletin Board. Thereafter, the name of Jettson was changed to "InnovaCom, Inc."

     In May, 1997, the Company acquired Sierra Vista in a share for share exchange. As a result of the acquisition of Sierra Vista, the Company gained access to approximately $3 million of Sierra Vista's working capital and credit facility.

     The Company's primary business focus is the development of video compression technology for a variety of applications. The Company is currently shipping video compression software and circuit boards utilizing 3-chip compression technology on an original equipment manufacturing basis. However, the Company is developing a single chip solution to replace the 3-chip technology and intends to begin production in the second quarter of 1998.

DIGITAL VIDEO INDUSTRY OVERVIEW

     Since the 1930s, video images have been transmitted and stored almost exclusively using analog formats. Digital video technology, including InnovaCom's technology, provides several benefits over analog video technology. Unlike analog video, digital video can be compressed, providing significant storage and transmission efficiencies, and can be transmitted and reproduced without perceptible image degradation. In the 1980s, the benefits of digital format led the consumer audio industry to convert from analog long playing records ("LPs") to digital compact discs ("CDs"). In the 1990s, the ongoing evolution from analog to digital is transforming the way in which video data is produced, stored, transmitted and viewed.

     In 1988, a group of industry experts formed an international standards organization ("ISO") known as the Moving Picture Experts Group ("MPEG"). The group's charter was to develop a worldwide industry standard for the digital compression of video data of all forms of motion pictures, including theatrical films. In 1991, the MPEG committee ratified a standard known as MPEG-1, for digital video for personal computers with quality equivalent to video tape, thereby establishing a technical standard for "compressing full motion video." MPEG uses the discrete cosine transform, or DCT, to remove spatial redundancies from single frames of video data.

     Video, however, introduces a second type of redundancy: temporal. Temporal redundancies are the elements of several video frames that are similar or identical. Because video represents movement, it is possible to detect and estimate the movement of similar picture elements between video frames, a process called motion estimation. MPEG motion estimation uses the content of previous and future frames to predict the content of the current frame. To perform motion estimation, a frame is divided into small blocks of pixels, and each block is compared to a range of blocks on a reference frame. When a match is found, the estimated block can be replaced by a motion vector and a difference value that compensates for the lack of a perfect match.

     The MPEG committee realized that a higher quality digital video standard was needed to broadcast quality video. Thus, the MPEG committee ratified the Second Generation Standard of the Moving Picture Experts Group for video and audio compression ("MPEG-2"), which was made a permanent standard in 1994. The MPEG-2 video compression standard defines the standard applicable to broadcast quality video, permits effective storage and transmission of digital video and produces universal access to the fundamental benefit of digital video.

     MPEG-2 enables playback of broadcast quality video on audio size CDs. All standards other than MPEG-2 cannot produce broadcast quality video at data rates supported by CD ROM drives. MPEG-2 video has been selected as the video standard of the future. For example, MPEG-2 video will be used for the long-awaited, high definition television, or HDTV.

MPEG-2 TECHNOLOGY

     InnovaCom provides Very Large Scale Integrated Circuits ("VLSI") for the specific application of broadcast quality encoded video using MPEG-2. The Applications Specific Integrated Circuit ("ASIC"), or "chip," developed by InnovaCom is known as DVImpact, which is a single chip video encoder providing MPEG-2 video encoding and system multiplexing in a single chip.

     InnovaCom has a license from FutureTel to manufacture, use, distribute, sell and otherwise deal with the video compression technology which is the subject of docket numbers 2056 and 2057 for patent applications. Under the License Agreement, InnovaCom has the rights to use, duplicate, distribute, modify and enhance the technology for the development, manufacture and distribution of its products and to sublicense the technology to others for the enhancement, development, manufacture and distribution of its products. The term of the license from FutureTel to InnovaCom is in perpetuity. InnovaCom also holds trademarks under docket numbers 2014, 2015, 2016, 2017, 2018, 2019 and 2020 on InnovaCom's name and the names of its products. InnovaCom is also in the process of applying for copyright protection on its logo and software codes.

     InnovaCom's technology was developed by Mark Koz, a Silicon Valley technologist credited with many advances in the field, and by a team of MPEG engineers that the Company believes is as extensive as any in the industry. Mr. Koz has assigned his most relevant and most important patents in this field to the Company, including a set-top box design patent that broadly covers much of the future industry, and which will provide significant long-term licensing revenues. MPEG-2 is believed to be the most broadly accepted coming technology for high-quality video encoding and decoding, and InnovaCom's strength is expected in the most complex operation, the encoding side. Video compression encoding requires processing power equivalent to 200 Pentiums on a single chip and software that accurately digitizes video at high resolutions in real time. The engineers at InnovaCom have worked specifically on MPEG solutions since the Company's inception and have a strong track record.

THE COMPANY'S PRODUCTS

     InnovaCom,  a  technology   leader,  develops  core  technologies  and
methodologies for video compression and networking applications. The Company's adherence to "open standards" helps to ensure that its customers the flexibility of developing solutions based on InnovaCom's current products and future products as they are developed and released. This also helps to
ensure that the  customers' products meet time-to-market requirements.   The
following are products currently available or currently under development by the Company.

     APPLICATIONS DEVELOPMENT PLATFORM ("ADP"), InnovaCom's first product, consists of encoder and decoder circuit boards in a personal computer using Intel's Pentium Microprocessor, Windows NT or Windows '95 operating systems and allowing the plug-in of encoder and decoder boards into standard PCI connectors. InnovaCom's ADP provides MPEG-2 video encoding with sufficient compression to store 5 to 6 hours of broadcast quality video content on a single audio CD-sized Digital Versatile Disk, or DVD, for playback on a consumer electronics DVD player. ADP is both a stand alone product allowing MPEG authoring, and a software development platform. Engineers working for InnovaCom's customers use the ADP product as a software development platform for the DVImpact system on a chip encoder.

     DV-1100 MPEG 1 ENCODER/DECODER (codec) board is presently available for sale. Designed for applications where network bandwidth conservation is crucial, this low cost product also fits in the consumer market. The DV-1100 is targeted at major corporations planning to deploy in mass quantities, PC workstations with low cost codecs that are required to send audio/video over low bandwidth networks. The second market is the general consumer who wants to create video content on a video CD-ROM or to send MPEG compressed video over normal telephone lines.

     DV-2100 MPEG 2 REAL-TIME ENCODER BOARD is currently available for sale. This product is used in the development of applications that will soon reach the market. No other MPEG encoder company offers a product with the flexibility of the type of host platforms this product supports. The single slot DV-2100 can be used on PCs running Windows '95 and NT Operating Systems, and may soon be deployed on the SUN workstation using the Solaris operating system, depending on the outcome of a joint development effort between the Company and Sun MicroSystems. Other Unix platforms may also be supported in the future.

     The DV-2100 will target market sectors including telemedicine, remote court arraignment, distance learning, conferencing, broadcast video distribution (video trunking), video surveillance, satellite news gathering and DVD authoring. The Company believes that the Software Developers Kit
(SDK) and other analysis tools available are the most flexible and useful on the market.

     DV-2110 MPEG 2 REAL-TIME ENCODER BOARD is the second generation of the DV-2100. It uses all the features of the first generation, but possesses significantly richer feature set, flexibility and modularity. All development work performed for the DV-2100 can be seamlessly used on the DV-2110. The DV-2110 is in development and the Company expects to be able to ship the product soon.

     The DV-2110 is the platform for future generations of encoders, decoders, and other digital audio and video related products. The DV-2110 incorporates a PCI mastering device with a programmable RISC processor with additional processing power for data manipulation. The DV-2110 also supports a secondary PCI bus and Movie2 bus that provides high bandwidth data capabilities and additional card expansion.

     The DV-2112 is the first of many daughter cards for use with the DV-2110. The DV-2112 incorporates the single chip encoder with an audio encoder to provide the next generation MPEG-2 encoder. The DV-2112 mounts directly to the DV-2110 while still meeting the power and size requirements for a single PCI card slot.

     The DV-2110 will target the same markets as the DV-2100, but may additionally capture new markets due to its enhanced feature set, flexibility and modular design. The board's modular design expands its utilization to the latest generation encoder chips, as well as networking and A/V muxing chips. The Company knows of no other MPEG-2 encoder board on the market with the rich feature set of the DV-2110's plus the added flexibility, modularity or video quality.

     DVIMPACT SINGLE CHIP MPEG-2 ENCODER. The DVImpact is scheduled to become available in the first quarter of 1998 for customer sampling. The chip will have MPEG-1 capabilities for impressive audio/video quality over lower bandwidth networks and MPEG-2 capabilities for broadcast quality audio/video. The DVImpact chip sets a new standard in integration and associated economy which opens new markets with significant potential, such as adding the recording function to DVD players, TV set-top boxes and camcorders. The DVImpact chip also provides MPEG-2 video encoding to telephone and cable companies to transmit broadcast quality television over the equivalent of 64 voice telephone lines rather than the present analog television that requires the equivalent of 2,400 voice telephone lines.

     The market is projected to expand quickly in all the above targeted mentioned market areas, in addition to new applications such as embedded systems, PC/workstation motherboards, DVD encoding platforms and multimedia video players.

     There is no other single chip MPEG-2 encoding product available today. The InnovaCom DVImpact single chip MPEG-2 encoder will be made available for sampling with developer tools including software developed for the DV-2100 and the DV-2110 products. This should greatly reduce the time to market of products developed using the DVImpact chip.

     EXPLORER is a very powerful MPEG analysis tool. Developed for the MPEG systems engineer, this unique tool gives the engineer the ability to perform analysis of MPEG-2 program and transport streams. An intuitive Windows interface and excellent visual representation make it very simple to analyze the MPEG stream.

COMPETITIVE ADVANTAGE

     InnovaCom believes that its products will provide the following advantages over competitor products:

     COMPARABLE BROADCAST PICTURE QUALITY AT HALF THE DATA RATE. Better techniques of motion estimation translate into a competitive advantage by requiring lower data rates to obtain the desired video quality. InnovaCom, as a result of proprietary techniques, can obtain the broadcast picture quality at a data rate of 3 megabytes per second, whereas competitors require 6 megabytes per second to accomplish this quality. For example, in satellite transmission applications, this competitive advantage effectively doubles the digital channels per satellite transponder. This represents a significant economic advantage to the user. InnovaCom's proprietary techniques used to enhance compression involve field and frame simultaneous searching and two stage motion estimation.

     FIELD AND FRAME SIMULTANEOUS SEARCHING. An analog video stream that is the input to the MPEG-2 video encoder is made up of three types of screens: field 1, field 2 and frame. Field 1 and field 2 are odd and even line information that when superimposed on each other, or interlaced, become a full frame of information. InnovaCom's competitors' MPEG-2 encoders encode all field 1 or field 2 information and only when encoding is completed can the determination be made that the data was a frame and not a field. The result is that time is wasted encoding a field as a frame. InnovaCom has developed and implemented into its single chip encoder a proprietary method of simultaneously encoding field and frame data that results in saving time and increases throughput at a given data rate.

     TWO STAGE MOTION ESTIMATION. The task of compression for a video stream is complex and involves techniques of estimating the motion of subsequent frames relative to a base image or I frame. A frame of digital video is composed of picture elements, or pixels. One typical frame is a matrix for PAL, the European television standard. The matrix contains 704 elements in a row and 580 rows for a total of 408,320 pixels.

     Motion estimation techniques used by competitive  MPEG-2 encoders are:
(i) brute force comparison of each pixel in the subsequent to reference frame, or (ii) comparison of the center pixel to an edge pixel. In the brute force method, each pixel is compared. The process starts at the upper left hand corner of the first row of the screen and continues across each row until the right hand corner of the bottom row is reached. When the comparison of center to edge pixel technique is used, the left hand side of the first row is identical to the center of the screen setting off a pixel by pixel comparison similar to the first case.

     COMPRESSION OF THE TIME TO MARKET CUSTOMERS' PRODUCTS. InnovaCom intends to offer its products in design kits with all the necessary hardware, software and reference designs to provide its customers with the advantage of "time to market" products at a price substantially less than other products. In addition, InnovaCom intends to offer "upward" compatibility for its products to its customers such that any custom designed software and/or hardware for one of its customers' products will be compatible with future InnovaCom products. The hardware intensive design fixes the MPEG related parameters and algorithms, leaving only a minimum layer that the design engineer needs to access to customize for each specific customer product. InnovaCom's chip has been designed from the perspective of the systems engineer. The single chip covers all the popular input and output combinations such as allowing both D-l and Phillips video input rather than competitors' products (which allow only Phillips input) and program elementary stream (PES). The layers of the chips that are useful to be accessed by the customers' design engineers are the Video Encoder and the Video System. These layers are accessible through graphical user interfaces, or GUIs, where parameters such as choice of input and output video stream and encoding and output data rates in the range of 1-40 megabits per second are selected.

     EFFICIENT DESIGN REDUCES POWER AND SPACE REQUIREMENTS. The DVImpact single chip will allow the output to be in the variable data rates required in DVD applications. To accomplish this task, the competitive encoders would require the writing of extremely complex custom microcode.

     InnovaCom's DVImpact chip also allows modification of the output data rate, whereas the competitors' products must stop and restart to change the data rate. In addition to the motion estimation and frame and field encoding of video, the critical elements of MPEG encoding are multiplexing of the audio to the video and the output communications protocol. The task of matching the timing to coordinate the audio and video is complex. If the coordination isn't exact, the picture is out of sync with the voice.

     Plans for InnovaCom's next MPEG-2 chip include having the multiplexing function built into the chip. Most competitors have not addressed the multiplexing function and are relying on their customers' engineers to write code resident on host computers to perform this complex function. Likewise, some competitors have manufactured video compression products and not addressed the important function of multiplexing video and audio. By planning to build the multiplexing function into the chip, InnovaCom will make it easier for its customers' engineers to implement their product design and shorten the time to market process.

     Another aspect of the process that InnovaCom's competitors have not yet addressed is the output communications protocol. Competitors only provide packets of MPEG data output which have to be loaded "first in, first out" on the host and be ported into the various communications protocols. InnovaCom's next MPEG-2 chip will have the popular protocols of ATM and PES technologies in addition to MPEG packet output.

MARKET FOR PRODUCTS

     The key markets for InnovaCom's MPEG-2 based products are broadcasting, networking, consumer devices and content authoring. The transmission and exchange of video requires standardized technology (a "standard") with which every device in the industry can communicate. MPEG is a primary standard and a vital part of the present data compression market alongside JPEG (still pictures), MJPEG (motion JPEG) and various other techniques. MPEG represents the bulk of the compressed video market, and MPEG-2 is the chosen standard worldwide for video compression of the future. For example, it is mandated in all DVD standards, in future HDTV, and will appear in computing and networking and communications platforms of all types.

     Alliances and standards are pushing convergence within the entire video industry. The Digital TV (DTV) Alliance between Microsoft, Compaq and Intel demonstrates how fast the standards are being adopted. Such alliances will speed the development of such applications as distance learning, telemedicine, broadcasting, teleconferencing and entertainment.

     The overall market potential for compressed video applications is very large, and expanding with bandwidth improvements and with increasingly ubiquitous networks. According to Dataquest projections, by 2001 there will be 268 million PCs on-line or networked in some fashion, including intranets and the Internet. In 2001, this means that the market for internet software (essentially all networked computers) is expected to reach $32 billion, up from $7 billion this year. At the end of 1997, 82 million computers are expected to be connected to the Internet, up 71% from 1996, and this growth is continuing.

     InnovaCom is carefully targeting the market segments and niches in which it can establish and maintain the highest quality products and profitability in the future. Many of the emerging markets for MPEG-2 chips and devices are described below:

     HIGH-END VIDEO WORKSTATION MARKETS

     Business applications for both video authoring and video dissemination are growing rapidly. In addition, business markets include training and distance learning, as well as professional conferencing. InnovaCom intends to aggressively pursue this market. To that end, InnovaCom has established an important relationship with Sun Microsystems and is planning to install a video encoder/decoder board on a Sun Sparc platform. See DV-2100 MPEG-2 description under InnovaCom's Products.

     An MPEG-2 video compression encoding board currently is priced upward of $25,000 but is anticipated to come down to an average of $10,000 in 1998 as production costs decline with volume and as InnovaCom's single chip solutions arrive. InnovaCom expects to sell chips to other board-makers and thereby participate in the entire marketplace. Rather than compete broadly with its own board-level customers, InnovaCom intends to capture only selective shares of board markets in those applications where InnovaCom can best create custom integrated multimedia boards.

     DIGITAL VIDEO CDS (VCD) MARKET

     The market for VCDs has been growing rapidly for several years in Asia and continues to look attractive. InnovaCom believes that there is an opportunity to create the next generation of VCD players for Asia. Such an encoder/decoder product, cheaply produced in China under a joint venture now being negotiated there, could be imported into the US as a transitional and less expensive product for those consumers that will not be ready to move to DVD standards immediately.

     PROFESSIONAL AND CONSUMER SET-TOP BOX DESIGN MARKET

     Through a strategic relationship with ESS Corporation, InnovaCom has been asked to design and build MPEG-2 decoder set-top boxes in 1998. InnovaCom holds a patent on set-top box implementations that support more than one compression technology, and InnovaCom believes that the ESS Corporation relationship is the beginning of a serious role for the Company in future set-top box markets.

     Digital set-top boxes will offer opportunities for decoders first, and encoders later. InnovaCom intends to participate in this market from the outset and as the market evolves. Digital technologies and advanced semiconductors are reshaping the consumer electronics world. The introduction of exciting new products such as DVD-Video players and direct broadcast satellite (DBS) set-top boxes creates many opportunities. These can be divided into prosumer markets (early adopters and drivers of demand) and consumer markets (mass adoption of new devices).

     Set-top boxes are required for cable connections for at least half of all cable connections and are essential for descrambling special channels such as pay-per-view movies and subscription services. With 63 million homes now listed as subscribers, there are now over 35 million set-top boxes which are being rapidly updated for digital services, and this market is expected to show a rapid growth rate based on the extra benefits users will be offered.

     Other "black box" devices are appearing to enhance consumer video technology. What is called the TV/PC convergence is making the computing device just another audio/video (A/V) component of the entire entertainment experience. The TV acts as no more than an output device, switching between the regular TV and specialized devices like video disc players, video game consoles and Web enabled devices. This includes Web TV-branded units from Microsoft, Sony and Phillips, future DVD/Web machines, the Sega Saturn with NetLink and other future products. This creates another market where MPEG chips may become important, as consumers are increasingly able to edit multiple media sources.

     THE PERSONAL COMPUTER MARKET FOR MPEG-2 COMPRESSION

     Intel has stated that by the year 2000, all of the PCs shipped will be digital television receivers as well as computers, an estimated market of more than 100 million units annually. A large percentage of these will be able to record via MPEG encoders as well as play via MPEG decoders. Ninety-eight percent of households now have TV, and only thirty-five percent thus far have computers, but the gap is decreasing.

     Recently introduced DVD components for PCs will take a five percent market share of high-end PCs, or approximately 5 million DVD players, all with decoders on board. Recordable DVD-RAMs are also expected to begin appearing in quantity in 1998, shipping at least another million units, each needing an encoder as well as a decoder if there is to be any recording of uncompressed analog and digital television broadcasts or camcorder inputs. This PC segment is, therefore, a very promising market for InnovaCom even in the near term.

     THE CABLE HEAD-END BROADCASTING MARKET

     Of some 15,000 total cable transmission facilities in the United States, there are more than 1,000 sizable cable head-ends which will need up to 500 MPEG-2 chips per head-end for a total potential market for chips alone of approximately 7.5 million chips. In 1998, InnovaCom anticipates that this market will just begin to emerge, and InnovaCom will attempt to penetrate this market toward the end of that year.

     THE DVB - DIGITAL VIDEO BROADCASTING MARKET

     There are 1,600 TV broadcast stations in the United States alone, and conversion to digital broadcast is mandated by the FCC. HDTV is estimated to require at least $2 million investment per station, including transmission tower, top-quality encoding/decoding equipment and digital cameras. All stations are mandated for conversion within 6 years, a $3 billion dollar total investment. The larger metropolitan areas must convert by 1999, and 53% of U.S. consumers will be able to receive at least 3 digital TV or HDTV channels at that time. InnovaCom anticipates marketing its chips to the broadcast encoding business.

     Wireless forms of digital broadcast other than television abound, especially in high-frequency and microwave installations and dedicated business networks. These are not as yet used for video to any great extent but have available bandwidth that would be sufficient to become a serious market in the future.

     INTERNET OPPORTUNITIES

     The Internet links to any and all transmission media, thereby making those sources part of the global Internet. While digital video, even compressed, cannot be transferred quickly enough to be very practical on the Internet as it exists today, there are many private networks and segments of the Internet, such as fiberoptic and high-speed telephone lines, that are fully capable of carrying compressed digital video for corporate and bulk-transmission uses. An effort to build an "Internet2" using ATM and Gigabit Ethernet, as opposed to fiberoptic, that will offer bandwidth on demand with fewer limitations, is presently being contemplated. Since InnovaCom anticipates including ATM in its next generation of the MPEG-2 chip, it hopes to capitalize on this potential change. Carrier networks are increasingly offering such services even to standard Internet users via cable modems and other means. Advances in this area have consistently exceeded forecasters' expectations.

     THE DBS SATELLITE MARKET

     In   the   satellite   video   markets,  digital  broadcast  has  been
well-developed for some time. Video is compressed by MPEG-2 encoders located at groundstations, uplinked to satellites, broadcast and, finally, decoded at the receivers.

     Sales are increasing at the rate of 1% per week (DBS Digest), a compound rate of nearly 70% a year. Hughes has recently begun to offer a combined DBS and PC-Internet dish, the first of its kind, which will accelerate the convergence of TV and PC digital data. This development is quite promising for InnovaCom and the MPEG industry, as the dissemination of digital video will become much easier and more widespread.

     CABLE MODEM VIDEO DELIVERY

     Digital interactive video transmission over cable modems is a growing reality via TCI, Cox, Shaw, @home and Com21 cable modem technologies, among others. In the U.S., there are 63.2 million cable subscribers. By the end of 1997, Time Warner is projecting that its cable modems will serve 168,000 subscribers and pass more than 2.4 million homes. Operators worldwide are now conducting commercial trials and have placed orders for hundreds of thousands of units. In Europe, more than a third of all homes are cable-ready, and high telecommunications costs for the most part push consumers toward cable as the medium of choice for high-bandwidth services such as video. Given substantial penetration of cable modems and resulting interactive video services which need encoders as well as decoders, InnovaCom anticipates participating in this market as well.

     VIDEO DELIVERY OVER NORMAL TELEPHONE LINES

     Somewhat lower in performance than cable modems but nevertheless important is the growth of ADSL modems and ISDN modems, which can operate over a relatively large portion of the "plain old telephone system" (POTS). Some 2 million ISDN lines toward the end of 1998 in the US (Dataquest) and perhaps as many as 2 million ADSL connections by 1999 will allow for greater penetration of compressed video applications into mainstream consumer markets in America. The capacity expansion which is feasible in POTS over the next decade will open up many new applications.

     DIGITAL VIDEO PRODUCTION OR AUTHORING

     Digital video production is performed on high-end specialized workstations on boards that process video. But in the authoring segment, both additional filtering of video streams in the workstation and further processing in the cameras provide supplementary opportunities.

     A market segment in which InnovaCom may participate is the MPEG Filter application, where the highest level of digital video quality is assured for content producers and distribution. Patented techniques in InnovaCom's forthcoming chips are expected to provide a level of quality superior to the competition. With the advent of high-definition video in HDTV, such sophistication becomes even more important.

     VIDEOCONFERENCING

     InnovaCom plans to develop a low-cost videoconferencing encoder chip in 1998. A joint venture presently in formation will provide InnovaCom with additional markets for this application. Videoconferencing is increasingly enabled in faster hardware and in software such as Microsoft's Netmeeting, but compression is still too limited to provide quality sufficient to grow this market as quickly as projected in the past. InnovaCom anticipates contributing to the creation of more cost-effective solutions, and as bandwidth is increased in many arenas, this market is expected to grow.

     TELECOMMUNICATIONS CARRIERS AND SWITCHES

     There are approximately 15,000 sites where the major telecommunications carriers, specifically AT&T, MCI, GTE, Sprint and the European Telecoms, provide high-speed switching, including video transmission. Videoconferencing, distance learning and video-on-demand switching by these carriers will require about 10 encoders per site.

     Additional communications carrier applications include digital transmission from studios to cable head-ends, from remote sites to studios, digital video and multimedia within businesses, distance learning from and between educational facilities and other private networks. All of these require encoders on site as well as decoders.

     Carriers  and  telephone  companies   will  increasingly  use  gigabit
ethernet and ATM to manage their data networks, and these technologies handle video very effectively. The advent of gigabit ethernet will also greatly hasten the penetration of bandwidth-friendly equipment. MPEG-2 is the ideal standard technology by which to send compressed video over these newly outfitted transmission lines, requiring encoders and decoders at every node.

     The increase in access speed made possible by cable modems and soon by DSL technologies (digital subscriber lines, replacing ISDN) radically changes the cost/benefit of information delivery to the home. Cable companies can offer up to 10 Mbit access for $30-40 per month, leaving ISDN and T1 services uncompetitive. Whether the ultimate winner of the consumer is the telephone or the cable company, InnovaCom anticipates a growing market for its chips.

     VIDEO STORAGE MARKETS

     One of the valuable patents assigned by Intelligent Instruments to the Company deals with the storage of digitally compressed video, which broadly covers an entire segment of the future video storage industry.

     Video always has to be efficiently stored somewhere for later retrieval, and the best way is to encode and compress it first. There are many professional markets, and several developing niches which may become very large, such as the archiving of high-resolution security videos for later use in legal pursuit of criminals. Simulations in military and training applications generate video for later training that must be stored and remixed for later training or review.

     Medical imaging, an area where InnovaCom's current alliance partner Mitsubishi Chemical is particularly strong, represents a multi-billion dollar industry, and images are increasingly becoming digital, multi-image, or motion-video representations of medical conditions. Not only motion video but single-frame materials can greatly benefit from video compression. Thus a series of radiological images or geological maps may be stored using minimum disk capacity. Some original images need to remain uncompressed for legal reasons, but medical diagnosis from remote locations (e.g. second opinions) will be a prime application for video/image compression. In one application, 3D images supplement the diagnostic information in 2D cross-sectional images provided by X-ray computed tomography (CT) and magnetic resonance imaging (MRI). There is a new procedure for surgical planning and surgical support that combines live video of the patient with the computer-generated 3D anatomy of the patient. Prior to surgery, this video mixing permits surgeons to plan access to the pertinent pathology within the patient. Another application is remote viewing of images for expert consultation. Substantial high-quality compression would be necessary for any remote viewing, and growth in DSL lines and other high speed modems will encourage such applications.

COMPETITION

     InnovaCom faces competition from numerous companies, some of which are more established, have greater market recognition, and have greater financial, production and marketing resources than InnovaCom. InnovaCom's products compete on the basis of certain factors, including first to market product capabilities, product performance, price, support of industry standard, ease of use and customer support as well as user productivity.

     The market for InnovaCom's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. InnovaCom faces direct and indirect competition from a broad range of competitors who offer a variety of products and solutions to InnovaCom's current and potential customers. InnovaCom's principal competition comes from: (i) companies offering competing systems; and (ii) companies offering competing technologies capable of addressing certain components of InnovaCom's technology. Many of InnovaCom's competitors have longer operating histories, including greater experience in the market, significantly greater financial, technical and other resources than InnovaCom, greater name recognition and a larger installed base of customers. InnovaCom's principal competitors are C-Cube Microsystems and IBM. Other competitors include LSI Logic and Matsushita.

     C-Cube Microsystems ("C-Cube") is the only really direct competitor to InnovaCom and is one of the few companies similarly focused on compression. On the basis of the MPEG-1 compression standard, C-Cube's sales grew very rapidly to over $300 million. Since the MPEG-2 standard is less than 2 years old, only a small percentage of C-Cube's sales is as yet in that segment. C-Cube also typically sells components rather than the complete hardware/software solutions InnovaCom anticipates offering its customers.

     IBM was at one time expected to compete with a single-chip MPEG-2 encoder and decoder (codec), but has recently indicated it will not go in that direction and will buy future chips from other sources. IBM thus becomes an opportunity for future cooperation with InnovaCom. InnovaCom and many other market participants presently buy a 3-chip MPEG-2 chipset from IBM for their own current board products.

     Other major potential competitors, chip and board manufacturers at the lower end of the markets, who may become players in InnovaCom's target markets, are companies such as Phillips and SGS-Thomson, as well as large, integrated Japanese and Korean consumer electronics companies, such as Sony, Hyundai, Toshiba, NEC and Samsung, which have their own semiconductor design and manufacturing capacity. In high-level MPEG-2 decoders as well as MPEG-1 encoders, LSI Logic has substantial market share. In many of these cases, InnovaCom intends to work jointly with these companies to enhance quality encoding and decoding in the mass markets. Consequently, these companies will become customer prospects for InnovaCom.

     Among smaller competitors is FutureTel, which serves primarily the video authoring marketplace with boards and software toolkits for encoding video sequences for TV broadcast studios. Minerva is a venture-funded, fast-growing system reseller using C-Cube and other chip sources. Another market participant, 3DO, started shipping MPEG-2 encoder/decoders for the Apple MacIntosh in 1996, based on IBM's chipset, and may decide to enter the PC market. Several such companies develop specialized professional video production boards.

     The Company believes that future competitive risk is reduced by its many strategic alliances and that any interest in the field from consumer-oriented companies like Intel will lead to expanded markets. For the most part, InnovaCom's focus on encoders will mean that it does not compete with increasingly powerful CPUs from Intel, DEC or Motorola, or from specialized companies such as Zoran. In addition, because MPEG-2 is now entrenched as a DE FACTO standard, other alternative video compression technologies such as wavelet and fractal algorithms are unlikely to pose a serious competitive threat.

     InnovaCom's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with more competitive prices and performance features. Maintaining the technological and other advantages of InnovaCom's products over its competitors' products will require a continued high level of investment by InnovaCom in both research and development and operations. InnovaCom believes it can maintain its competitive position by continuing to supply updated, state-of-the-art system features, by providing complete aftersales support and by continuing to develop improved features for its systems to meet sophisticated customer needs. There can be no assurance that
InnovaCom will be able to continue to make such investments or that InnovaCom will be able to achieve the technological advances necessary to maintain its current competitive advantages.

SIERRA VISTA ENTERTAINMENT, INC.

     Sierra Vista Entertainment, Inc. ("Sierra Vista"), was incorporated under the laws of Nevada on April 3, 1996, for purposes of engaging in the production of television or theatrical feature films. However, Sierra Vista had no significant operations until April 1997, when it commenced its search for suitable film properties in earnest. InnovaCom purchased all of the outstanding shares of Sierra Vista in May, 1997, in a stock for stock exchange that also brought a significant amount of cash into the Company.

     A long term purpose of InnovaCom's acquisition will be to implement MPEG and other video technology in a film production setting, where eventually such technology will become an important differentiator. Digital technology will, for example, permit multiple endings or multiple camera angles to be made available to consumers. All future Sierra Vista films are intended to be created with DVD format in mind, as this new format is becoming one of the new standards in home video. Rights to convert other existing films to digital programming and DVD are currently being negotiated.

ACQUISITION OF INNOVATIVE TECHNICAL SOLUTIONS, INC.

     On or about January 28, 1998, the Company entered into a binding letter of intent to acquire the business and intellectual property of Innovative Technical Solutions, Inc. of Concord, Massachusetts ("ITS"). ITS is a research and development engineering firm specializing in electronic system and software design and in product development. Examples of the types of projects ITS has worked on include streaming digital video, ATM (asynchronous transfer mode), bus interfaces, residential broadband, general purpose hardware, and general purpose software. Some of ITS's clients include Ascom Nexion, Computer Sciences Corporation, Digital Equipment Corporation, Digital Switch Corporation, and United Electronics Industries. The Company will acquire ITS for a total consideration of 7,700,000 shares of the Company's Common Stock plus $2,400,000 in cash. Of the total consideration, 3,175,000 shares of the Company's Common Stock and $1,000,000 in cash shall be payable at closing, with an additional $1,000,000 in cash, plus interest at the prime rate, payable one year from closing. The remaining 4,525,000 shares of Common Stock and $400,000 in cash shall be payable upon the occurrence of certain events and the achievement of certain milestones by ITS. The acquisition of ITS is intended to be a tax free reorganization under Section 368(a)(1) of the Internal Revenue Code. As an integral part of the acquisition, several key personnel of ITS have agreed to enter into three-year employment agreements with the Company. The Company shall grant piggyback registration rights in the definitive reorganization agreement, which registration rights shall be subordinate to the registration rights granted to third parties in capital raising transactions. John Trimper of ITS will be appointed to the Board of Directors of the Company concurrent with the closing of the ITS acquisition.

EMPLOYEES

     As of February 5, 1998, the Company had approximately 61 full-time employees.

FACILITIES

     InnovaCom is currently renting approximately 8,200 square feet of space in Santa Clara, California, which includes offices and research space pursuant to a sublease agreement entered into on March 28, 1996. The term of the sublease covers the period of April 1, 1996 through February 28, 1998 on two parcels, and on June 30, 1998 on a third parcel, and required monthly payments are $14,000. The Company is hopeful that the landlord will be able to re-rent the property quickly as the rental market in the area is tight.

     The Company has entered into a five (5) year lease agreement effective January 1998, with an option to extend for an additional three (3) year term, for the leasing of new offices of approximately 18,000 square feet, also in Santa Clara, California.

     The monthly base rent will be $28,800 for 1998, increasing by $900 per month for each year thereafter, plus operating expenses for the common areas of the entire complex equal to the Company's pro-rata square footage of the complex (approximately 47% of the building, 27% of the project).

     The   offices   will  be  used  primarily  for  engineering,  software
development and administrative  purposes.   InnovaCom does not maintain its
own manufacturing or production facilities.

     Sierra Vista entered into a three (3) year lease agreement effective October 1, 1997. The lease is for approximately 2,801 square fee of office space in Beverly Hills, California. The monthly base rent is $5,882 for the first eighteen months and $6,162 thereafter.

     Sierra Vista's offices are used primarily for its film and video production business.

LEGAL PROCEEDINGS

     JAPAN TABACCO, MASATO HATA, FUTURETEL, ET. AL. On July 25, 1996, Mark Koz, Intelligent Instruments Corporation and InnovaCom filed suit against Japan Tabacco, Masato Hata, FutureTel, et al., in the Superior Court of the State of California case no. CV 759582. InnovaCom and the other plaintiffs are claiming fraud by the defendants in the formation of a business venture involving the development and marketing of multimedia technology. On or about September 5, 1996, FutureTel filed a cross-complaint against InnovaCom alleging breach of contract by InnovaCom for failure to pay FutureTel for salaries, payroll taxes and insurance for certain personnel and rental equipment expenses incurred by FutureTel representing approximately $65,000 in the aggregate. The above legal proceeding is at its initial stage. The parties agreed to settle their dispute and are presently reducing the agreement to writing. Under the agreement, InnovaCom will pay $100,000, without admitting any liability.

     MATURI. On October 7, 1996, InnovaCom filed a complaint for declaratory relief in Santa Clara County Superior Court (Case No. CV 761218) against Gregory V. Maturi, a former employee. The complaint seeks clarification under Mr. Maturi's employment agreement under which InnovaCom believe that Mr. Maturi is not entitled to any further payments or benefits under his employment agreement and that certain payments amounting to approximately $150,000 made by InnovaCom to Mr. Maturi should be returned to InnovaCom. On October 18, 1996, Mr. Maturi filed a cross-complaint against InnovaCom for breach of contract, fraud and deceit, and breach of the implied covenant of good faith and fair dealing, seeking damages in excess of $5 million. The litigation is in its initial stages.

     DECORAH COMPANY. On June 9, 1997, the Decorah Company and Edwin Reedholm filed a complaint against Digital Hollywood, InnovaCom and Mark Koz in the Circuit Court of Cook County, Illinois County Department, Law Division, Case No. 97L06866. Plaintiffs are alleging breach of contract in the amount of $7,225.19 lent to InnovaCom. In addition, Decorah Company alleges that it has lent funds to Digital Hollywood which has yet to be paid and is alleging that its damages are approximately $900,000, and that Mark Koz has guaranteed the repayment of the monies by Digital Hollywood to Decorah Company, secured by a portion of Mr. Koz's InnovaCom Common Stock. Discovery has yet to begin in this proceeding.

     JETTSON REALTY DEVELOPMENT CORPORATION. On November 10, 1997, InnovaCom filed suit against Michael D. Haynes, David S. Jett, Manhattan West, Inc., Marketing Direct Concepts, Inc., Ann Denton, Ronald Thomas, Arun Pande, Edwin L. Reedholm, Atlas Stock Transfer Corporation, Geneva Capital International, Inc., Geneva Consolidated Group, Inc., Delphi-Riker International, Inc., Zelton Foundation, Checkers Foundation, United West Communications, Inversora Greenway, Norbury Foundation, Whittington Foundation, Conception One Foundation, The Delhaas Group, Incorporated, The Delhaas Group, Inc., Chaerpico Industrial Development, Inc., Silicon Software International Ltd., Bransome and Associates, Inc., David F. Bahr, Tariq Kahn, The Checkers Group, Ltd., and Maxwell Ventures.

     The complaint, Case Number 990965 in San Francisco Superior Court, claims fraud, breach of fiduciary duty and negligence, surrounding the Jettson Realty Development Corporation acquisition, and seeks compensation in excess of $26 million. The litigation is in its early stages and no discovery has commenced.

     CHECKERS FOUNDATION. InnovaCom and Checkers Foundation entered into a Stock Purchase Agreement in February 1997, whereby Checkers Foundation purchased 229,310 shares of InnovaCom's Common Stock. Before the stock was issued, the Jettson Realty Development Corporation lawsuit was filed, naming Checkers Foundation among the parties. As a result, the stock issuance has not been completed and will not be completed, and the Stock Purchase Agreement may become the subject of litigation.

                                MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The directors and executive officers of InnovaCom are as follows:

                                                                                  Held Position
         NAME                     AGE                   POSITION                      SINCE
Mark C. Koz                       42             President, Chief Executive           1993
                                                 Officer, Director
Tony Low                          43             Director                           October 1996
F. James Anderson                 48             Secretary, Executive Director,     May 1997
                                                 Corporate Strategy and Finance,
                                                 Director
Simone Anderson                   33             Director                           May 1997
Robert Sibthorpe                  48             Director                           May 1997
John Champlin, M.D.               42             Director                           October 1997
Stanton Creasey                   43             Chief Financial Officer            April 1997
Rand E. Shrader                   42             Chief Operating Officer            May 1997

     The following sets forth the principal occupations during the past five years of the directors and executive officers of the Company and it subsidiary Sierra Vista.

     MARK KOZ - CHAIRMAN, PRESIDENT & CEO, (AGE 42) has been the founder, the technologist, the largest shareholder, and the key executive of InnovaCom since its inception. He was founder, CEO, chief technical officer and a director of FutureTel from 1993 to 1995, and CEO of Intelligent Instruments Corporation 1993 to 1996. His background includes a NASA technical internship at an early age, a broadcast engineering license at age 16, five years of technical education at Florida Technological University (University of Central Florida), and setting up of operations for a series of television broadcasting stations in the Caribbean and South America. He is a voting member of the Moving Picture Experts Group, the international standards-setting body for MPEG. Mark Koz's vision and unique experience in the broadcasting and digital video markets give the Company a substantial lead in addressing the problems which make this technology so difficult to implement.

     F. JAMES ANDERSON - SECRETARY AND EXECUTIVE DIRECTOR, CORPORATE STRATEGY AND FINANCE AND DIRECTOR (AGE 48), has served in these capacities since the Company's acquisition of Sierra Vista in May 1997. Mr. Anderson founded Sierra Vista and served as Director General of the Moscow Country Club, a Russian-American joint venture and was President of the American holding company which owned 50% of that venture. He has acted as CEO of Brush Creek Mining and Development, Co., Inc., a Nevada corporation, and was Chairman of the Board of Trans-Russian Exploration and Development, Inc., both of which engaged in exploration and development of precious mineral properties in the US and Canada. He has had a long and highly successful career as a businessman in a variety of industries, including establishment of a series of profitable auto dealerships, management of mining and oil and gas properties, and management of several public utilities companies. He has assisted numerous companies in raising capital domestically and internationally.

     RAND E. SHRADER - CHIEF OPERATING OFFICER (COO), (AGE 42) has extensive experience in technical product and program management, technical sales management and quality management. Immediately before joining InnovaCom in May 1997, Mr. Shrader had been with ITT Automotive (now part of ITT Industries) for 12 years. Mr. Shrader was with Dayton-Walther (now part of Lucas-Varity) for 6 years before joining ITT. In his last position there, he made major improvements as Quality Manager of the firm's largest plant.

     STANTON R. CREASEY - CHIEF FINANCIAL OFFICER (CFO), (AGE 43) has been the CFO since April 1997. Mr. Creasey is a CPA with 19 years of experience in finance, first with Arthur Anderson & Co., and then with a number of high technology manufacturing companies, including National Semiconductor Corporation. He has served as chief financial officer of several Silicon Valley start-up companies during the past ten years. He was Chief Financial Officer and/or President of Sixty-Eight Thousand, Inc. from September 1989 through March 1994, and left that company in April 1994. In June 1994, Sixty-Eight Thousand, Inc., a company which made Macintosh compatible workstations, filed for bankruptcy protection in San Jose, California (Case No.: 94-54123). From September 1994 through March 1996, Mr. Creasey was at Purus Inc. From March 1996 through April 1997, he was an independent consultant.

     SIMONE ANDERSON became a Director of the Company in May 1997. She is the Marketing Director and CFO for Sierra Vista, and has been at Sierra Vista since 1997. She has been a director of the Moscow Country Club joint venture with Russia, and was previously CFO of Brush Creek Mining and Development Co., Inc. from 1989 to 1994 and Trans-Russian Exploration and Development, Inc. from 1991 to 1993. She has been instrumental in many business ventures with her husband, F. James Anderson.

     JOHN CHAMPLIN, M.D. became a Director of the Company in October 1997. He has done extensive work in the application of computers and video in the field of medicine and is the owner and president of the Med Center Medical Clinic in Carmichael, California, since 1993. Prior to that he was an medical director of Madison Center from 1988 to 1993. He is also associate clinical professor, family practice, at the University of California at Davis since 1986. He earned his M.D. at the University of Florida.

     ANTHONY LOW became a Director of the Company in October 1996. He is currently the Chief Operating Officer at Darwin Digital since July 1997, a newly formed Saatchi & Saatchi Vision Company involved in interactive advertising and media buying. Prior to that, he was director of business affairs at the Los Angeles based Saatchi Entertainment Group, a division of Saatchi & Saatchi, the multinational ad agency from January 1996 through June 1997. From June 1993 through January 1996 he was President of Tercer Mundo, Inc., a company marketing sound recordings. From October 1983 through June 1993 he was Partner and Business Manager of Oberman, Tivoli, Miller and Low.

     ROBERT A. SIBTHORPE became a Director of the Company in May 1997. He has been in the securities industry and corporate acquisitions for more than 20 years, most recently with Yorkton Securities, Inc., Toronto, from June 1986 through April 1996, and Midland Walwyn Ltd., Toronto. He has raised venture capital for small-cap technology and resource companies, such as InnovaCom, Diamond Fields, Ltd. and Stikine Resources. He is an investment banker with extensive experience in corporate finance, with an MBA in Finance and a Bachelor of Science in Earth Sciences.

COMMITTEES OF THE BOARD.

     The  Board has an Audit Committee and a Compensation  Committee.   The
Audit Committee consists of Messrs. Low and Sibthorpe, and the Compensation Committee consists of Messrs. Koz and Sibthorpe.

     The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, the Company's internal accounting controls, the non-audit services performed by the independent accountants, and the cost of accounting services.

     The Compensation Committee administers the Company's 1996 Incentive and Nonstatutory Stock Option Plan and approves compensation, remuneration, and incentive arrangements for officers and employees of the Company.

EXECUTIVE COMPENSATION.

     The following table sets forth the Compensation of the Company's president and chief executive officer during the past three years. No other officer received annual compensation in excess of $100,000.

                       SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION


                                                          Other Annual
                                                          COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR       SALARY             ($)

Mark Koz President and CEO       1996      $120,000            $0

     On May 15, 1997, InnovaCom and Mr. Koz entered into a five year employment contract. Under the terms of Mr. Koz's employment contract, Mr. Koz shall serve as President and Chief Executive Officer of InnovaCom and his salary shall be $240,000 per annum subject to a 7% cost of living increase and increases as determined by the Board of Directors. In addition, pursuant to Mr. Koz's employment contract, in the event that Mr. Koz is terminated in connection with a change in control, Mr. Koz shall be entitled to receive a lump sum payment equal to three times his then annual salary. Finally, pursuant to his contract, Mr. Koz shall be indemnified by InnovaCom for serving as President and Chief Executive Officer.

     On May 15, 1997, InnovaCom and Mr. Anderson entered into a five year employment contract. Under the terms of Mr. Anderson's employment contract, Mr. Anderson shall serve as Director of Strategic Planning and President of InnovaCom's Entertainment Division and his salary shall be $180,000 per annum subject to a 7% cost of living increase and increases as determined by the Board of Directors. In addition, pursuant to Mr.
Anderson's employment contract, in the event that Mr. Anderson is terminated in connection with a change in control, Mr. Anderson shall be entitled to receive a lump sum payment equal to three times his then annual salary. Finally, pursuant to his contract, Mr. Anderson shall be indemnified by InnovaCom for serving as Director of Strategic Planning and President of InnovaCom's Entertainment Division.

STOCK PLANS

     1996 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN. The Company has established a 1996 Incentive and Nonstatutory Stock Option Plan (the "1996 Plan"). The purpose of the 1996 Plan is to encourage stock ownership by employees and officers of the Company to give them a greater personal interest in the success of the business and to provide an added incentive to continue to advance in their employment by or service to the Company. A total of 1,500,000 shares of Common Stock are authorized to be issued under the 1996 Plan. The exercise price of any incentive stock option granted under the 1996 Plan may not be less than 100% of the fair market value of the Common Stock of the Company on the date of grant. The fair market value for which an optionee may be granted incentive stock options in any calendar year may not exceed $100,000. Shares subject to options under the 1996 Plan may be purchased for cash. The 1996 Plan is administered by the Compensation Committee which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 1996 Plan may be amended, suspended, or terminated by the Board, but no such action may impair rights under a previously granted option. Each option is exercisable, during the lifetime of the optionee, only so long as the optionee remains employed by the Company. No option is transferrable by the optionee other than by will or the laws of descent and distribution.

     1997 DIRECTORS' STOCK OPTION PLAN. Subject to stockholder approval, the Company has also established a 1997 Directors' Stock Option Plan (the "1997 Plan"). The purpose of the 1997 Plan is to encourage stock ownership by Directors of the Company and to attract qualified individuals to serve on the Company's Board of Directors. A total of 2,000,000 shares of Common Stock are authorized under the 1997 Plan. Adoption of the Plan is subject to stockholder approval at the Company's next annual meeting.


                           CERTAIN TRANSACTIONS

     MICRO TECH CREDIT FACILITY. As a result of the acquisition of Sierra Vista, Micro Technology, SA ("Micro Tech"), received 2,500,000 shares of InnovaCom Common Stock (approximately 11.2%) in exchange for Micro Tech's shares of Sierra Vista. In July 1997, Micro Tech and the Company entered into a credit facility agreement of up to $5 million in convertible debt. The principal amount outstanding on the credit facility as of October 31, 1997 was approximately $2,835,000 with an average conversion price of $2.66 per share.

     The credit facility and related promissory notes shall become due in July 1998, and accrue interest at the rate of 10% per year, or the maximum rate allowed by law, whichever is lower. InnovaCom has the right to require Micro Tech to make advances to the $5 million limit, but may pre-pay without penalty. The credit line is secured by all of the assets of the Company, including all receivables, goods, equipment, inventory, contract rights and other property interests.

     ACQUISITION OF INTELLIGENT INSTRUMENTS CORPORATION. The Company has agreed to acquire substantially all of the intellectual property of
Intelligent Instruments Corporation, an intellectual property holding company owned by Mark Koz, in exchange for two million shares of InnovaCom common stock. Intelligent Instruments Corporation holds the patent for a proprietary set-top box design and has applied for a patent for a proprietary  server  design,  both  of which  complement  and  enhance  the technology being developed by InnovaCom. The acquisition of the intellectual property of Intelligent Instruments Corporation is finalized, pending the completion and execution of final documentation.

     FUTURETEL. Mark Koz was the founder, CEO, chief technical officer and a director of FutureTel from 1993 to 1996, where he was in charge of the development of the "gecko" video compression chip. When Mr. Koz left

FutureTel in early 1996, he used InnovaCom to license the "gecko" technology and to continue development of the chip. FutureTel also transferred certain rights to technology to Mr. Koz and/or Intelligent Instruments Corporation.

     InnovaCom has a license from FutureTel to manufacture, use, distribute, sell and otherwise deal with the video compression technology which is the subject of docket numbers 2056 and 2057 for patent applications. Under the License Agreement, InnovaCom has the rights to use, duplicate, distribute, modify and enhance the technology for the development, manufacture and distribution of its products and to sublicense the technology to others for the enhancement, development, manufacture and distribution of its products. The term of the license from FutureTel to InnovaCom is in perpetuity.

     Recently  InnovaCom,   with   Mark  Koz  and  Intelligent  Instruments
Corporation, has filed a lawsuit naming FutureTel among the defendants. See LEGAL PROCEEDINGS.

     With respect to each transaction between the Company and an affiliate of the Company, the Company believes that such transactions were on terms at least as favorable to the Company as they would have been had they been consummated with unrelated third parties under similar circumstances.

     SETTLEMENT AGREEMENT WITH MARK KOZ. The Company has entered into a Settlement Agreement with Mark Koz which was adopted by the Company's Litigation Committee of the Board of Directors. The Settlement Agreement concerns the lawsuit recently filed by the Company regarding Jettson Realty Development Corporation. The settlement agreement is finalized, pending completion and execution of final documentation. See LEGAL PROCEEDINGS.

                        PRINCIPAL STOCKHOLDERS

     The Company is a publicly owned corporation, the shares of which are owned by United States residents and residents of other countries. To the best of the Company's knowledge, it is not indirectly controlled by any other corporation or foreign government. The Company is not aware of any arrangement, the operation of which may, at a subsequent date, result in a change of control of the Company.

     The following table sets forth, as of February 9, 1998, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 10% of the Company's Common Stock, and (ii) directors and executive officers of the Company and its subsidiary as a group.

     As of February 9, 1998, there were 20,811,084 shares of Common Stock outstanding.

COMMON STOCK

                                                                               Percentage
                                                  Number of                   Beneficially
        NAME AND ADDRESS                          SHARES{(1)}                     OWNED
Mark C. Koz                                        7,463,000{(2)}                 35.9%
InnovaCom, Inc.
2855 Kifer Road, Suite 100
Santa Clara, CA 95051

Micro Technology S.A.                                 2,500,000                   12.0%
c/o Rhone Finance S.A.
10 Route de l'aeroport
CH-1215
Geneva 15
Switzerland

507784 BC Ltd.                                     6,097,500{(3)}                 29.3%
10th Fl., Four Bentall Centre
P.O. Box 49333
1055 Dunsmuir Street
Vancouver BC V7X 1L4
Canada

Rand Shrader                                         400,000{(4)}                 1.9%
InnovaCom, Inc.
2855 Kifer Road, Suite 100
Santa Clara, CA 95051

Stan Creasey                                         100,000{(5)}                   *
InnovaCom, Inc.
2855 Kifer Road, Suite 100
Santa Clara, CA 95051

John Champlin, MD                                    100,000{(6)}                   *
4373 Meadow Circle
Rescue, CA 95672

James Anderson                                              -0-                    -0-
InnovaCom, Inc.
2855 Kifer Road, Suite 100
Santa Clara, CA 95051

Simone Anderson                                             -0-                    -0-
Sierra Vista Entertainment
9350 Wilshire Blvd., Suite 100
Beverly Hills, CA 90212

Robert Sibthorpe                                            -0-                    -0-
6311 E. Naumann Dr.
Paradise Valley, AZ 85253


Tony Low                                                    -0-                    -0-
The Saatchi Entertainment Group
37 26th Avenue
Venice, CA 90291
All officers and directors as a group (8           8,063,000{(7)}                 38.7%
persons)

*Less than one percent


(1) Except as otherwise indicated, InnovaCom believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Includes 1,000,000 shares of Common Stock owned by 507784 BC Ltd. and 4,948,000 owned by Mark Koz, all of which are subject to a Voting Agreement by and between 507784 BC Ltd. and Mark Koz, wherein Mr. Koz has the right to nominate three (3) members of the six (6) member board of directors of InnovaCom and 507784 BC Ltd, a former Sierra Vista shareholder, has the right to nominate the remaining three (3) members of the six (6) member board of directors of InnovaCom, and all the shares subject to the voting agreement shall vote in favor of the six (6) nominees. Includes an additional 2,000,000 shares to be issued to Intelligent Instruments Corporation, less 500,000 shares which Mr. Koz has agreed to surrender in settlement of any possible claims relating to any alleged breach of fiduciary duty by Mr. Koz in connection with the formation of the Company. Also includes options to purchase 15,000 shares of Common Stock at $0.50 per share expiring August 7, 2001, held by Mr. Koz's wife.

(3) Includes 1,000,000 shares of Common Stock owned by 507784 BC Ltd. and 4,948,000 owned by Mark Koz, all of which are subject to a Voting Agreement by and between 507784 BC Ltd. and Mark Koz, wherein Mr. Koz has the right to nominate three (3) members of the six (6) member board of directors of InnovaCom and 507784 BC Ltd, a former Sierra Vista shareholder, has the right to nominate the remaining three (3) members of the six (6) member board of directors of InnovaCom, and all the shares subject to the voting agreement shall vote in favor of the six (6) nominees.

(4) Includes options to purchase 400,000 shares of the Company's Common Stock at $2.75 per share, expiring May 27, 2002.

(5) Includes options to purchase 100,000 shares of the Company's Common Stock at $3.375 per share, which shall become exercisable upon the filing of this Registration Statement.

(6) Includes options to purchase 100,000 shares of the Company's Common Stock at $3.375 per share, expiring April 22, 2000.

(7)  Includes those items noted in footnotes 3, 4, 5 and 6 to this table.

                         SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of February 9, 1998, and the number of shares of Common Stock covered by this Prospectus.

  Name and Address of    Number of shares of Common     Number of Shares of Common     Number of Shares of
      STOCKHOLDER         Stock Beneficially OWNED        STOCK OFFERED HEREBY{(1)}       Common Stock
                            PRIOR TO THE OFFERING                                      Beneficially Owned
                                                                                          Following the
                                                                                           OFFERING{(4)}
                       # OF SHARES    % OF CLASS      # OF SHARES     % OF CLASS

JNC Opportunity Fund  2,924,072(2)    12.32%          5,611,904        21.24%                0(4)
Ltd.
c/o Olympia Capital
(Bermuda) Ltd.
Williams House, 20 Reid Street
Hamilton HM11, Bermuda

Cardinal Capital
Management, Inc.         250,000         1.19%          250,000          1.19%                0(5)
3340 Peachtree Road, N.E.
Suite 620
Atlanta, GA  30326


(1) In order to provide for (i) fluctuations in the market price of the Common Stock, (ii) provisions in the formula for determining the conversion price of the Debentures provided for in the terms thereof (see "Description of Securities - Debentures"), and (iii) shares of Common Stock which may be issued in payment of interest on the
       Debentures,   the   aggregate  number  of  shares  of  Common  Stock
       registered hereby exceeds the aggregate number of such shares issuable upon conversion of the Debentures, and interest thereon, at the conversion price in effect on February 6, 1998. JNC has agreed to restrict its ability to convert the Debentures, and interest thereon, and exercise of the Warrants to the extent that the number of shares of Common Stock held by JNC and its affiliates, after such conversion and/or exercise, exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

(2) Includes (i) the number of shares of Common Stock issuable upon conversion of the Debentures, (ii) payments of interest thereon, and (iii) exercise of the Warrants, assuming conversion at the formula price in effect on February 6, 1998, (which price will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price). The Debentures were issued by the Company to JNC on December 22, 1997, in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D thereunder (the "Private Placement"). JNC has agreed to restrict its ability to convert the Debentures, and interest thereon, and exercise of the Warrants to the extent that the number of shares of Common
       Stock held by JNC and its affiliates, after such conversion and/or exercise, exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

(3) Includes the number of shares of Common Stock issuable upon exercise of warrants issued to Cardinal in consideration for investment advisory services provided in connection with the Private Placement.

(4)    Assumes resale of Common Stock issuable upon  conversion of the
       Debentures, and interest thereon, and  exercise   of   the
       Warrants.

(5) Assumes resale of all shares of Common Stock issuable upon exercise of the Additional Warrant.

                         PLAN OF DISTRIBUTION

     The  Selling  Stockholders  may, from time to time, sell all or a portion of the Shares on  the  OTC Bulletin Board, or any other exchange or market upon which the Shares may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation,
(a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the
block  as  principal  to facilitate   the transaction,  (b)  purchases by
broker or dealer as principal and resale by such broker  or dealer for its
account pursuant to   this Prospectus,  (c)  an  exchange   distribution
in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(e) privately negotiate transactions, (f) market sales (both long and short), and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold
Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time. Upon sales of the Shares, the Selling Stockholders intend to comply with the prospectus delivery requirements, under the Act, by delivering a prospectus to each purchaser in the short sale transaction.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       DESCRIPTION OF SECURITIES

     InnovaCom's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001. As of February 9, 1998, there were outstanding 20,811,084 shares of Common Stock held of record by stockholders.

COMMON STOCK

     Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Each holder of Common Stock has the right to cumulate his votes, which means each share shall have the number of votes equal to the number of directors to be elected and all of which votes may be cast for any one nominee. Subject to such preferences as may apply to any Preferred Stock which may be outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine.

The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock and any participating Preferred Stock outstanding at that time would be entitled to share ratably in all assets remaining after the payment of liabilities and the payment of any liquidation preferences with respect to any outstanding Preferred Stock. Each outstanding share of Common Stock now is, and all shares of Common Stock that will be outstanding after completion of the offering will be, fully paid and non-assessable.

DEBENTURES

     The Company has issued 7% Convertible Debentures in the aggregate principal amount of $5 million (the "Debentures"). The Debentures accrue interest at the rate of 7% per annum and are convertible into shares of the Company's Common Stock at a conversion price equal to the lesser of $3.37 per share or, (i) through April 21, 1998, 85% of the average closing bid price of a share of Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April
22, 1998 through May 21, 1998,  82.5%  of the Conversion Average Price, or
(iii) after May 21, 1998 to December 22, 2002, 80% of the Conversion Average Price. The Debentures may be converted into shares of Common Stock at the option of the holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998 or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998, through May 21, 1998, and (iii) the balance of the aggregate principal amount of the Debentures may be converted thereafter. The Debentures have a term of five years, expiring December 22, 2002.

WARRANTS

     Warrants were issued to JNC on December 22, 1997, and allow the holder to purchase 250,000 shares of Common Stock at $3.00 per share and 250,000 shares of Common Stock at $4.00 per share. The Warrants expire on December 22, 2002. Additional Warrants were issued to Cardinal on
December 22 ,1997, and allow the holder to purchase 250,000 shares of Common Stock at $2.43 per share. The Additional Warrants also expire on December 22, 2002.

                             LEGAL MATTERS

     The validity of the shares of Common Stock and Warrants offered by the Company and Common Stock offered by the Selling Stockholders will be passed upon by Bartel Eng Linn & Schroder, Sacramento, California.

                                 EXPERTS

     The audited consolidated financial statements of the Company as of December 31, 1996, and for each of the two years in the period ended
December 31, 1996, have been included in this Prospectus and Registration Statement in reliance upon the report of Hein + Associates LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

                          ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2,including amendments thereto, relating to the shares of Common Stock offered hereby, has been filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock and Warrants offered hereby, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Room 1228, 75 Park Place, New York 10007, and Northwestern Atrium Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the exhibits thereto may be obtained from those offices upon the payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports proxy and information statements and other information regarding issuers that file electronically with the Commission.

Item 24.  Indemnification of Directors and Officers

     InnovaCom has adopted Section 78.751 of the Domestic and Foreign Corporation Laws of the State of Nevada in its bylaws. Section 78.751 states:
           1.   A corporation  may  indemnify any person
     who was or is a party or is threatened to be made a
     party  to  any  threatened,  pending  or  completed
     action,   suit   or   proceeding,  whether   civil,
     criminal, administrative  or  investigative, except
     an action by or in the right of the corporation, by
     reason of the fact that he is or  was  a  director,
     officer,  employee or agent of the corporation,  or
     is or was serving at the request of the corporation
     as  a  director,  officer,  employee  or  agent  of
     another  corporation,  partnership,  joint venture,
     trust   or   other  enterprise,  against  expenses,
     including attorneys'  fees,  judgments,  fines  and
     amounts  paid in settlement actually and reasonably
     incurred by him in connection with the action, suit
     or proceeding  if  he  acted in good faith and in a
     manner which he reasonably believed to be in or not
     opposed to the best interests  of  the corporation,
     and,  with  respect  to  any  criminal  action   or
     proceeding,  had no reasonable cause to believe his
     conduct  was  unlawful.   The  termination  of  any
     action,  suit or  proceeding  by  judgment,  order,
     settlement,  conviction,  or  upon  a  plea of nolo
     contendere or its equivalent, does not,  of itself,
     create a presumption that the person did not act in
     good  faith  and  in  a  manner which he reasonably
     believed  to  be  in  or not opposed  to  the  best
     interests  of  the  corporation,   and  that,  with
     respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

           2.   A corporation may  indemnify  any person
     who was or is a party or is threatened to be made a
     party  to  any  threatened,  pending  or  completed
     action   or   suit  by  or  in  the  right  of  the
     corporation to  procure  a judgment in its favor by
     reason of the fact that he  is  or  was a director,
     officer,  employee or agent of the corporation,  or
     is or was serving at the request of the corporation
     as  a  director,  officer,  employee  or  agent  of
     another  corporation,  partnership,  joint venture,
     trust   or   other   enterprise  against  expenses,
     including amounts paid in settlement and attorneys'
     fees actually and reasonably  incurred  by  him  in
     connection  with  the  defense or settlement of the
     action or suit if he acted  in  good faith and in a
     manner which he reasonably believed to be in or not
     opposed to the best interests of  the  corporation.
     Indemnification  may  not  be  made for any  claim,
     issue or matter as to which such  a person has been
     adjudged  by  a  court  of  competent jurisdiction,
     after exhaustion of all appeals  therefrom,  to  be
     liable  to  the  corporation or for amounts paid in
     settlement to the  corporation,  unless and only to
     the extent that the court in which  the  action  or
     suit  was  brought  or  other  court  of  competent
     jurisdiction  determines  upon application that  in
     view  of all the circumstances  of  the  case,  the
     person   is   fairly  and  reasonably  entitled  to
     indemnity for such expenses as the court deems proper.

     InnovaCom has entered into indemnification agreements with its officers and directors. Pursuant to the agreements, InnovaCom has agreed to defend and indemnify such officers and directors for all expenses and liabilities for acting as such.

     In addition, InnovaCom carries directors' and officers'insurance pursuant to authority in its Bylaws to maintain a liability insurance policy which insures directors or officers against any liability incurred by them in their capacity as such, or arising out of their status as such.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders except for commissions and expenses related to the sale of their shares. All of the amounts shown are estimates, except for the SEC and NASD registration fees.

                SEC registration fee             $4,440.84
                NASD registration fee            $    0
                Accounting fees and expenses   * $20,000
                Legal fees and expenses        * $50,000
                Printing costs                   $ 2,500
                Miscellaneous                  * $ 1,500
                                                  _________
                               TOTAL             $78,440.84
     *estimated


Item 26.  Recent Sales of Unregistered Securities.

     In January 1997, InnovaCom issued 100,000 shares of Common Stock to Dr. Paul Kim, an unaffiliated third party, in exchange for an MPEG-1 board design.

     On May 12, 1997, InnovaCom issued 8,500,000 shares of Common Stock to approximately 65 purchasers in exchange for all of the outstanding shares of Sierra Vista. No commission was paid by InnovaCom, and the InnovaCom shares of Common Stock were not registered with the Commission upon reliance of
Section 3(a)11 of the Securities Act. The shares were issued pursuant to a fairness hearing held by the California Department of Corporations.

     In June 1997, Patrick Johnson received shares of Common Stock in consideration for approximately $17,000 worth of legal services previously rendered.

     On   December  22,  1997,  InnovaCom  sold  to  JNC,  an institutional investor 7% Convertible Debentures in the aggregate principal amount of $5 million and warrants to purchase 250,000 shares of Common Stock at an exercise price of $3.00 per share and warrants to purchase 250,000 shares of Common Stock at an exercise price of $4.00 per share. At the same time, the Company issued warrants to purchase 250,000 shares of Common Stock at $2.43 per share to Cardinal, an institutional investor, in consideration for investment advisory services provided in connection with the private placement. The transactions were exempt from registration upon reliance of Section (4)(2) and Regulation D of the Securities Act.

     On November 19, 1996, InnovaCom issued approximately 240,000 shares of Common Stock in exchange for $1,200,000. No commission was paid. The transaction was exempt from registration upon reliance of Section (4)(2) and Regulation D of the Securities Act.

     On July 3, 1996, InnovaCom issued approximately 5,028,215 shares of Common Stock in exchange for approximately $819,142. No commission was paid. The transaction was exempt from registration upon reliance of Section (4)(2) and Regulation D of the Securities Act.

Item 27.  Exhibits.

(2)  Charter and by-laws

     2.1   Certificate  of  Incorporation,  as  amended, of InnovaCom{(1)}
     2.2   Amended and Restated Bylaws of InnovaCom{(1)}

(3)  Instruments defining the rights of security holders

     3.1   1996  Incentive and  Nonstatutory Stock Option Plan{(1)}

(5)

     5.1 Voting Agreement of InnovaCom, Inc., dated February 27, 1997, and amended as of April 1, 1997, May 14, 1997, June 10, 1997, and December 1, 1997, between Mark Koz and 507784 BC Ltd.{(1)}
     5.2   Opinion of Bartel Eng Linn & Schroder re Legality*

(6)  Material Contracts

     6.1 Plan and Agreement of Reorganization, dated February 27, 1997, as amended April 1, 1997 and May 14, 1997, between InnovaCom and Sierra Vista{(1)}
     6.2 License Agreement, dated as of March 7, 1996, between InnovaCom and FutureTel{(1)}
     6.3   Employment Agreement with Mark C. Koz, dated as of May 15, 1997{(1)}
     6.4 Employment Agreement with F. James Anderson, dated as of May 15, 1997{(1)}
     6.5 Escrow Agreement and Instructions between InnovaCom, Sierra Vista and Bartel Eng Linn & Schroder, dated as of February 27, 1997{(1)}
     6.6   Lease between Cooperage-Rose Properties II and InnovaCom{(1)}
     6.7 Credit Facility Agreement between InnovaCom and Micro Technology S.A., dated as of July 1, 1997{(1)}
     6.8 Security Agreement between InnovaCom an Micro Technology S.A., dated as of July 1, 1997{(1)}
     6.9 Convertible Debenture Purchase Agreement, dated as of December 22, 1997, with JNC 6.10 7% Convertible Debentures, due December 22, 2002, payable to JNC 6.11 Registration Rights Agreement, dated as of December 22, 1997, with JNC
     6.12  Escrow Agreement, dated December 22, 1997, between the Company,
           JNC and Robinson Silverman Pearce  Aronsohn & Berman LLP
     6.13 Warrants dated December 22, 1997, to purchase up to 500,000 shares of Common Stock held by JNC
     6.14 Warrants dated December 22, 1997, to purchase up to 250,000 shares of Common Stock held by Cardinal
     6.15  Addendum  to  Credit  Facility, dated December 18, 1997, with
           Micro Technology S.A.*

(21)
     21.1  Subsidiary of the small business issuer
     23.1  Consent of Hein + Associates LLP is filed herein
     23.2  Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5
     24.1  Power of attorney is contained on signature page
     *     To be filed by Amendment
     (1)   Filed with the Company's Form  10-SB on December12, 1997

Item 28.  Undertakings

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 9, 1998.

                                 InnovaCom, Inc.



February 9, 1998                    MARK C. KOZ

                                 By:  Mark C. Koz, President


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



February 9, 1998                    MARK C. KOZ

                                 Mark  C.  Koz, President and
                                 Chairman  of  the  Board  of
                                 Directors (Principal
                                 Executive Officer)


February 9, 1998                    STANTON R. CREASEY

                                 Stanton  R.  Creasey,  Chief
                                 Financial Officer (Principal
                                 Financial   and   Accounting
                                 Officer)


February 9, 1998                  TONY LOW

                                 Tony Low, Director


February 9, 1998                    F. JAMES ANDERSON

                                 F. James Anderson, Director


February 9, 1998                    SIMONE ANDERSON

                                 Simone Anderson, Director


February 9, 1998                    ROBERT SIBTHORPE

                                 Robert Sibthorpe, Director


February 9, 1998                     JOHN CHAMPLIN

                                 John Champlin, Director

                      INNOVACOM, INC.
                     AND SUBSIDIARIES

                   Financial Statements
                   For the Years Ended
                December 31, 1995 and 1996,
                 For the Nine Months Ended
          September 30, 1996 and 1997 (unaudited)
                    and For the Period
             From May 11, 1990 (inception) to
              September 30, 1997 (unaudited)

               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       PAGE

INDEPENDENT AUDITOR'S REPORT...........................................F-2

CONSOLIDATED BALANCE SHEETS - December  31,  1996 and September 30,
   1997 (unaudited)....................................................F-3

CONSOLIDATED  STATEMENTS  OF  OPERATIONS  -  For  the  Years  Ended
   December 31, 1995 and 1996, for  the  Nine  Months  Ended September
   30, 1996  and  1997 (unaudited) and for the Period from May 11,
   1990  (inception) to September 30, 1997 (unaudited).................F-4

CONSOLIDATED STATEMENT OF STOCKHOLDERS'  EQUITY (DEFICIT)  -  For  the Period
   from May 11, 1990 (inception) to September 30, 1997 (The period from January 1,  1997  to September 30, 1997 is unaudited)..........F-5

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS  -  For  the  Years Ended
   December 31, 1995 and 1996, for  the  Nine  Months  Ended
   September 30, 1996 and  1997 (unaudited) and for the
   Period from May 11, 1990 (inception)  to September 30, 1997
   (unaudited).........................................................F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.............................F-10

               INDEPENDENT AUDITOR'S REPORT


The Stockholders and Board of Directors
InnovaCom, Inc. (a Development Stage Enterprise) and Subsidiaries
Santa Clara, California


We have audited the accompanying consolidated balance sheet of InnovaCom, Inc. (a Development Stage Enterprise) and subsidiaries as of December 31, 1996, and
the  related  consolidated  statements  of  operations,  stockholders'   equity
(deficit), and cash flows for each of the years in the twp year period ended December 31, 1996 and the period from May 11, 1990 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally  accepted  auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InnovaCom, Inc. (a Development Stage Enterprise) and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1996 and for the period from May 11, 1990 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative working capital of $1,243,756, a stockholders' deficit of $1,040,467, and has suffered significant losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not included any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
October 15, 1997

                     INNOVACOM, INC. AND SUBSIDIARIES
                     (A DEVELOPMENT STAGE ENTERPRISE)

                        CONSOLIDATED BALANCE SHEETS

                                     DECEMBER 31,                 SEPTEMBER 30,
                                         1996                         1997
                                    -------------                 ------------
                                                                   (UNAUDITED)
                                                     ASSETS

CURRENT ASSETS:
    Cash                            $        -                   $     88,082
    Cash - restricted                    9,507                          8,480
    Other receivables                    3,200                         12,594
    Prepaid expenses                         -                        132,995
                                    ----------                   ------------
       Total current assets             12,707                        242,151

PROPERTY AND EQUIPMENT, net            183,991                        650,063

FILM RIGHTS                                  -                        250,000

DEPOSITS                                19,298                         63,662
                                    ----------                   ------------

TOTAL ASSETS                        $  215,996                   $  1,205,876
                                    ==========                   ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Bank overdraft                   $   38,574                   $          -
   Notes payable                         6,678                      2,172,976
   Accounts payable                    394,286                        593,199
   Accrued liabilities                 816,925                      1,093,095
                                     ---------                   ------------

       Total current liabilities     1,256,463                      3,859,270
                                     ---------                   ------------

COMMITMENTS AND CONTINGENCIES
   (Notes 3, 8 and 11)                      -                              -

STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock, $.001 par value,
     50,000,000 shares authorized,
     12,211,084 and 21,061,897
     (unaudited) shares issued and
     outstanding                        12,211                         21,062
   Additional paid-in capital        7,143,542                     13,130,133
   Deficit accumulated during
     development stage              (8,196,220)                   (15,804,589)
                                     ----------                    ----------
       Total stockholders' equity
         (deficit)                  (1,040,467)                    (2,653,394)
                                     ----------                     ---------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)                  $   215,996                   $ 1,205,876
                                    ===========                   ===========

    SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     INNOVACOM, INC. AND SUBSIDIARIES
                     (A DEVELOPMENT STAGE ENTERPRISE)

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              MAY 11, 1990
                           FOR THE YEARS ENDED                 FOR THE NINE MONTHS            (INCEPTION) TO
                           DECEMBER 31,                        ENDED SEPTEMBER 30,            SEPTEMBER 30,
                           1995              1996              1996           1997            1997
                           ----------        ------------      -----------    -----------     -----------
                                                               (UNAUDITED)    (UNAUDITED)     (UNAUDITED)

REVENUES                   $        -        $          -      $         -    $   149,000     $   149,000
                           ----------        ------------      -----------    -----------     -----------
COSTS AND EXPENSES:
   Cost of Goods Sold               -                  -                 -         52,538          52,538
   Research and
    development                     -          2,711,028         1,961,914      2,987,715       5,698,743
   Selling, general
    and administrative            300          5,472,578         4,304,058      4,140,414       9,613,417
                           ----------         ----------        ----------      ---------       ---------
   Total costs
    and expenses                  300          8,183,606         6,265,972      7,180,667      15,364,698
                           ----------         ----------        ----------      ---------      ----------
OPERATING LOSS                   (300)        (8,183,606)       (6,265,972)    (7,031,667)    (15,215,698)
                           ----------         ----------        -----------    -----------    -----------
OTHER INCOME (EXPENSE):
   Interest income                 -               1,622                -           5,641           7,263
   Interest expense                -             (10,611)          (5,080)       (580,742)       (591,353)
                          ----------          -----------       ----------     -----------       ---------
                                   -              (8,989)          (5,080)       (575,101)       (584,090)
                          ----------          ----------        ---------       ---------        ---------
LOSS BEFORE
   INCOME TAX EXPENSE           (300)         (8,192,595)      (6,271,052)     (7,606,768)    (15,799,788)

INCOME TAX EXPENSE               800                 800              800           1,600           4,800
                           ---------           ---------        ---------       ---------     -----------
NET LOSS                 $    (1,100)       $ (8,193,395)    $ (6,271,852)   $ (7,608,368)  $ (15,804,588)
                          ==========        ============     ============    ============   =============
NET LOSS PER SHARE
                         $     (.00)       $       (.98)    $       (.88)   $       (.46)
                         ==========         ============     ============    ============
WEIGHTED AVERAGE
  NUMBER OF SHARES
  OUTSTANDING            5,122,869            8,361,597        7,100,597      16,455,744
                         ==========         ============      ===========    ============

    SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                         INNOVACOM, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE ENTERPRISE)

             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                DEFICIT
                                                                                                ACCUMULATED
                                                                              ADDITIONAL        DURING            TOTAL
                                                COMMON STOCK                  PAID-IN           DEVELOPMENT       STOCKHOLDERS'
                                          SHARES             AMOUNT           CAPITAL           STAGE             EQUITY (DEFICIT)
                                          ------             ------           --------          -----------       ----------------
Common stock issued to form company
   at $0.0017 per share (May 1990)        5,122,869          $ 5,123          $   3,377         $          -      $        8,500
   Net loss                                       -                -                  -                 (125)               (125)
                                          ---------          -------          ---------         -----------       --------------
BALANCES, December 31, 1990, 1991,
  and 1992                                5,122,869            5,123              3,377                (125)               8,375
  Net loss                                        -                -                  -                (800)                (800)
                                          ---------          -------          ---------         -----------       --------------
BALANCES, December 31, 1993               5,122,869            5,123              3,377                (925)               7,575
  Net loss                                        -                -                  -                (800)                (800)
                                          ---------          -------          ---------         -----------       --------------
BALANCES, December 31, 1994               5,122,869            5,123              3,377              (1,725)               6,775
  Net loss                                        -                -                  -              (1,100)              (1,100)
                                          ---------          -------          ---------         ------------      --------------
BALANCES, December 31, 1995               5,122,869            5,123              3,377              (2,825)               5,675
  Issuance of common stock at $0.50
     per share to directors for             900,000              900            449,100                   -              450,000
     services performed (March 1996)
  Issuance of common stock at $0.50
     per share to employees for services    130,000              130             64,870                   -               65,000
     performed (May 1996)
  Sale of common stock, net of
     expenses at $0.26 per                  408,200              408            103,762                   -              104,170
     share (June 1996)
  Sale of common stock, net of
     expenses at $0.16 per                4,620,015            4,620            715,380                   -              720,000
     share (July 1996)
  Issuance of common stock at $0.50
     per share to employees for services    500,000              500            249,500                   -              250,000
     (July 1996)
  Issuance of common stock at $1.36
     per share for consulting services
     performed (July 1996)                  250,000              250            388,960                   -              389,210

                                             (Continued)

                                  INNOVACOM, INC. AND SUBSIDIARIES
                                  (A DEVELOPMENT STAGE ENTERPRISE)

                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                         (CONTINUED)
                                                                                              DEFICIT
                                                                                              ACCUMULATED
                                                                             ADDITIONAL       DURING            TOTAL
                                                 COMMON STOCK                PAID-IN          DEVELOPMENT       STOCKHOLDERS'
                                            SHARES           AMOUNT          CAPITAL          STAGE             EQUITY (DEFICIT)
                                            ------           ------          -------          -----------       ----------------

 Sale of common stock at $5.00 per
   share, net of expenses                   280,000             280            1,399,720                -         1,400,000
   (October 1996)
 Compensation recognized upon
   issuance of stock                              -               -            2,493,873                -         2,493,873
   options
 Contribution of Product License                  -               -            1,275,000                -         1,275,000
 Net loss                                         -               -                    -       (8,193,395)       (8,193,395)
                                        -----------         -------           ----------        -----------      -----------
BALANCES, December 31, 1996              12,211,084          12,211           7,143,542        (8,196,220)       (1,040,467)
 Issuance of common stock in exchange
  for technology at $5.00 per share         100,000             100            499,900                  -           500,000
  (January 1997) (unaudited)
 Sale of common stock, net of
  expenses at $2.90 per share (February     229,310             229            664,771                  -           665,000
  1997) (unaudited)
 Acquisition of Sierra Vista net of
  expenses at $.37 per share (April       8,514,500           8,515          3,158,283                  -         3,166,798
  1997) (unaudited)
 Issuance of common stock at $2.43
  per share for legal services rendered
  (June 1997) (unaudited)                     7,003               7             16,976                  -            16,983
 Interest calculated for possible
  debt conversion (unaudited)                    -                -            541,349                  -           541,349
 Compensation recognized upon
  issuance of stock options (unaudited)          -                -          1,105,312                  -         1,105,312
 Net loss (unaudited)                            -                -                  -        (7,608,368)        (7,608,368)
                                        -----------        --------        ------------    --------------     -------------
BALANCES, September 30, 1997            21,061,897         $ 21,062        $13,130,132     $ (15,804,588)     $  (2,653,394)
(unaudited)                             ===========        ========        ============    ==============     =============

SEE   ACCOMPANYING   NOTES  TO  THESE  CONSOLIDATED  FINANCIAL STATEMENTS.

                                 INNOVACOM, INC. AND SUBSIDIARIES
                                 (A DEVELOPMENT STAGE ENTERPRISE)

                              CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                     MAY 11, 1990
                                            FOR THE YEARS ENDED                  FOR THE NINE MONTHS               (INCEPTION) TO
                                               DECEMBER 31,                      ENDED SEPTEMBER 30,                 SEPTEMBER 30,
                                            1995              1996               1996                1997               1997
                                            ----              ----               ----                ----               ----
                                                                              (unaudited)         (unaudited)        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                               $ (1,100)        $ (8,193,395)      $ (6,271,852)      $ (7,608,368)      $ (15,804,588)
                                          ---------        -------------      -------------      -------------      --------------
   Adjustments to reconcile net loss
     to net cash used in operating
     activities:
       Depreciation                              -               21,175              9,602            103,782             124,957
       Compensation costs recognized
         upon issuance of stock or stock
         options                                 -            3,648,083          3,502,763          1,122,294           4,770,377
       Interest related to debt                  -                    -                  -            541,349             541,349
         conversion
       Contribution of Product License           -            1,275,000          1,275,000                  -           1,275,000
       Write-off of related party                -               94,062             45,290             24,711             118,773
         receivable
   Changes in operating assets and
     liabilities:
       Cash - restricted                         -                (9,507)                -              1,027              (8,480)
       Other receivables                         -                 5,300                 -             (9,394)            (12,594)
       Prepaid Expenses                          -                     -                 -           (132,995)           (132,995)
       Deposits                                  -               (19,298)          (11,954)           (44,364)            (63,662)
       Accounts payable                          -               394,286           256,787            198,913             593,199
       Accrued liabilities                   1,100               814,100           579,759            276,170           1,093,095
                                           -------          ------------       -----------       ------------        ------------
    Net adjustments                          1,100             6,223,201         5,657,247          2,081,493           8,299,019
                                           -------          ------------       -----------       ------------        ------------
    Net cash used in operating                   -            (1,970,194)         (614,605)        (5,526,875)         (7,505,569)
      activities                           -------          ------------       -----------       ------------        -------------

                                        (continued)


                              INNOVACOM, INC. AND SUBSIDIARIES
                              (A DEVELOPMENT STAGE ENTERPRISE)

                            CONSOLIDATED STATEMENTS OF CASH FLOW
                                        (continued)

                                                                                                                      MAY 11, 1990
                                                FOR THE YEARS ENDED                  FOR THE NINE MONTHS             (INCEPTION) TO
                                                    DECEMBER 31,                     ENDED SEPTEMBER 30,              SEPTEMBER 30,
                                               1995               1996              1996               1997                 1997
                                               ----               ----              ----               ----           -------------
                                                                                  (UNAUDITED)       (UNAUDITED)          (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES:
   Advance to related party                      -               (94,062)          (45,290)           (24,711)            (118,773)
   Purchases of property and                     -              (205,166)          (82,812)          (569,854)            (775,020)
     equipment                             --------           -----------        ----------         ----------           ----------

    Net cash used in investing                   -              (299,228)         (128,102)          (594,565)            (893,793)
      activities                           --------           ------------       ----------         ----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Bank overdraft                                -                38,574                 -            (38,574)                   -
   Proceeds from sale of common stock            -             2,224,170           824,170          4,081,798            6,314,468
   Proceeds from notes payable                   -               106,478           106,478          2,166,298            2,272,776
   Principal payments on notes                   -               (99,800)          (44,920)                 -              (99,800)
     payable                               --------           -----------        ----------         ----------           ----------
    Net cash provided by financing               -             2,269,422           885,728          6,209,522            8,487,444
     activities                            --------           -----------        -----------        -----------          ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS        -                     -           143,021             88,082               88,082
CASH AND CASH EQUIVALENTS, beginning
  of period                                      -                     -                 -                  -                    -
                                            -------            ----------        ----------         -----------          ----------
CASH AND CASH EQUIVALENTS, end of period    $    -             $       -         $ 143,021          $  88,082            $  88,082
                                            =======            ==========        ==========         ===========          ==========

                                         (continued)


                                 INNOVACOM, INC. AND SUBSIDIARIES
                                 (A DEVELOPMENT STAGE ENTERPRISE)

                               CONSOLIDATED STATEMENTS OF CASH FLOW
                                            (continued)

                                                                                                                    MAY 11, 1990
                                              FOR THE YEARS ENDED                    FOR THE NINE MONTHS          (INCEPTION) TO
                                                  DECEMBER 31,                       ENDED SEPTEMBER 30,           SEPTEMBER 30,
                                            1995               1996               1996               1997               1997
                                            ----               ----               ----               ----          -------------
                                                                              (unaudited)        (unaudited)        (unaudited)
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash payments for:
        Interest                         $       -           $    9,079        $    5,080         $    2,091         $   11,170
                                         ===========         ==========        ==========         ==========         ==========
        Income taxes                     $       -           $       -         $       -          $    4,800         $    4,800
                                         ===========         ==========        ==========         ==========         ==========
    Non-cash investing and financing
        transactions:
      500,000 shares of common stock
        issued for contribution of
        film rights                      $                    $       -        $       -          $  250,000          $ 250,000
                                         ===========          ==========       ===========        ===========         =========


SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                             INNOVACOM, INC. AND SUBSIDIARIES
                             (A DEVELOPMENT STAGE ENTERPRISE)

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information subsequent to December 31, 1996 is unaudited)

1. NATURE OF OPERATIONS:

   InnovaCom, Inc. ("the Company") was formed to develop, manufacture and/or supply Very Large Scale Integrated Circuits ("VLSI") and other related products for the specific application of broadcast quality encoded video using the Second Generation Standard of the Moving Picture Experts Group standard for video and audio compression ("MPEG-2"). The Company employs VLSI to create an MPEG-2 digital video encoding system on a chip. It is the current intention of the Company's management to establish itself as one of the top suppliers of MPEG-2 video encoding systems on a chip and produce a full line of such products in a effort to meet the needs of today's digital video market.

   The Company was formed pursuant to a business reorganization effective July 10, 1996 between Jettson Realty Development, Inc. ("JRD"), a Nevada corporation formed in 1990 and InnovaCom Corp. ("InnovaCom Florida"), a Florida corporation formed in 1993. Under the reorganization, JRD issued 6,000,000 previously unissued restricted common shares in exchange for all of the issued and outstanding common stock of InnovaCom Florida. JRD's board of directors then changed the name of JRD to InnovaCom, Inc., and
   InnovaCom Florida became its wholly owned subsidiary. Prior to the reorganization, JRD had no operations. This transaction was accounted for as a reverse acquisition of JRD by InnovaCom Florida.

   On February 27, 1997, the Company acquired 100% of the issued and outstanding shares of Sierra Vista Entertainment, Inc. a Nevada Corporation ("Sierra Vista"), solely in exchange for common stock of the Company. Sierra Vista was originally incorporated under the name of Simone Anderson Productions under the laws of the state of Nevada on April 3, 1996. Simone Anderson Productions changed its name to Sierra Vista Entertainment, Inc. on February 21, 1997. Sierra Vista was formed to produce, acquire, and distribute low-budget feature films that will provide a good return to its investors. The Company agreed to acquire all of the issued and outstanding shares of common stock of Sierra Vista for 8,514,500 previously unissued common shares of the Company. The shares were issued on a basis of one share of the Company for every one share of Sierra Vista stock. Upon completion, the shares of common stock of the Company are to be registered with the appropriate agencies. Also, the agreement calls for the Board of Directors to consist of six members; three to be nominated by the Company and three to be nominated by Sierra Vista, and the nominations approved by all shareholders. The transaction was accounted for as a purchase. Management believes that this transaction is a capital transaction in substance rather than a business combination. Therefore, no goodwill will be recorded. Sierra Vista had no material activity prior to the merger, therefore the statements presented for the period ended September 30, 1997 resemble those that would be shown in a proforma.


2. SIGNIFICANT ACCOUNTING POLICIES:

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                         INNOVACOM, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information subsequent to December 31, 1996 is unaudited)

   STATEMENT OF CASH FLOWS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

   RESTRICTED CASH - Restricted cash  consists  of amounts in an escrow account
   for  equity  transactions.   The Company's attorney  has  control  over  the
   account and disburses funds according to agreements entered into.

   PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation of equipment and furniture is calculated using the straight-line method over the estimated useful lives (3 years) of the respective assets. The cost of normal maintenance and repairs is charged to operations as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

   FILM RIGHTS - Film rights are stated at the fair market value of the stock issued upon contribution to the Company, which has become the cost of the assets, and consists of screen plays, foreign films, and other materials related to the film industry. Such amounts will be amortized to expense over their estimated useful lives.

   INCOME TAXES - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   RESEARCH AND DEVELOPMENT COSTS - Research and development costs are charged to operations in the period incurred.

   ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

   The Company's financial statements are based upon a number of significant estimates, including the estimated useful lives selected for property and equipment and other assets and the adequacy of valuation allowances. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that these estimates will be further revised in the near term and such revisions could be material.

                         INNOVACOM, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information subsequent to December 31, 1996 is unaudited)

   IMPAIRMENT OF LONG-LIVED ASSETS - In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

   STOCK-BASED COMPENSATION - In October, 1995, the Financial Accounting Standards Board (FASB) issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123) which the Company adopted January 1, 1996. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by FAS 123 for employees, but is subject to the disclosure requirements prescribed by FAS 123.

   CONCENTRATIONS OF CREDIT RISK - Credit Risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions. The Company does not believe it has any significant concentrations.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments under FAS Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts payable, long-term debt, and other debt, approximates the carrying value in the consolidated financial statements at December 31, 1996.

   IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS - The FASB recently issued Statement of Financial Accounting Standards 128, "Earnings per Share" and Statement of Financial Accounting Standards 129 "Disclosure of Information About an Entity's Capital Structure." Statement 128 provides a different method of calculating earnings per share than is currently used in accordance with Accounting Principles Board Opinion 15 "Earnings per Share." Statement 128 provides for the calculation of "basic" and "diluted" earnings per share. Basic earning per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. Statement 129 establishes standards for disclosing information about an entity's capital structure. Statements 128 and 129 are effective for financial statements issued for periods ending after December 15, 1997. Their implementation is not expected to have a material effect on the consolidated financial statements.

                         INNOVACOM, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information subsequent to December 31, 1996 is unaudited)

   The FASB has also issued Statement of Financial Accounting Standards 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards 131 "Disclosures About Segments of an Enterprise and Related Information." Statement 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Statement 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. Statement 131 supersedes Statement of Financial Accounting Standards 14 "Financial Reporting for Segments of a Business Enterprise." Statement 131 establishes standards on the way that public companies report financial information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   Statements 130 and 131 are effective for financial statement for period beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

   UNAUDITED INFORMATION - The balance sheet as of September 30, 1997 and the statements of operations for the nine month periods ended September 30, 1996 and 1997 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal accruals), which are necessary to properly reflect the financial position of the Company as of September 30, 1997 and the results of operations for the nine months ended September 30, 1996 and 1997. The results of operations for the interim periods presented are not necessarily indicative of those expected for the year.


3. BASIS OF PRESENTATION:

   The financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of its loss of $8,193,395 for the year ended December 31, 1996, its negative working capital of $1,243,756 and
   its  stockholders' deficit of $1,040,467  as  of  December  31,  1996.   The
   Company's continued existence is dependent upon its ability to raise substantial capital, to generate revenues and to significantly improve operations.

                          INNOVACOM, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information subsequent to December 31, 1996 is unaudited)

   Management has taken several actions in response to these conditions. In February 1997, the Company acquired Sierra Vista in exchange for shares of its common stock (See Note 1). As a condition of completing the transaction, Sierra Vista raised approximately $3,000,000 in a private placement of its common stock, of which in excess of $2,000,000 was allocated for the Company's operations. In June 1997, the Company obtained a $5,000,000 convertible debt facility from a shareholder (See Note 6). The Company has also retained an investment advisor to assist in raising capital through a private placement (See Note 7). Management believes that these actions will allow the Company to continue as a going concern.

   Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

4. PROPERTY AND EQUIPMENT:

   Property and equipment consists of the following:

                                       DECEMBER 31,             SEPTEMBER 30,
                                           1996                      1997
                                      -------------             -------------
                                                                 (Unaudited)

Computer and equipment                 $  176,537               $  715,126
Office equipment and furniture             28,629                   59,894
                                       ----------               ----------
                                          205,166                  775,020
Accumulated depreciation                   21,175                  124,957
                                       ----------               ----------
                                       $  183,991               $  650,063
                                       ==========               ==========

5. ACCRUED LIABILITIES:

Accrued liabilities consists of the following:

                                       DECEMBER 31,            SEPTEMBER 30,
                                           1996                     1997
                                      ------------             -------------
                                                                 (Unaudited)

Accrued payroll and benefits            $  421,367               $    340,955
Accrued consulting                         164,094                    216,402
Payable for agreement                            -                    122,000
  termination
Other                                      231,464                    413,738
                                        ----------               ------------
                                        $  816,925               $  1,093,095
                                        ==========               ============

                         INNOVACOM, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE ENTERPRISE)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Information subsequent to December 31, 1996 is unaudited)

6. NOTES PAYABLE:


                                                       DECEMBER 31,
                                                       1996
                                                       ------------
      Note payable-related party in the
      original amount of $50,000 bearing
      interest at 18%, collateralized by
      certain stock of the Company, due on             $    6,678
      demand (See Note 8)                              ==========

   In June 1997, the Company obtained a $5,000,000 convertible debt facility from a shareholder with interest at 10%, secured by all assets of the Company. The debt is convertible into common stock at 80% of the market price for shares of common stock at the time a draw is funded. At September 30, 1997 the balance due, including accrued interest totaled $2,165,398 and
   is shown in notes payable.   Additionally,  the Company has recorded
   interest expense totaling $541,349 for the below market value conversion feature of the debt to shares of common stock.


7. STOCKHOLDERS' EQUITY:

   In March 1996, the Company granted 900,000 shares of common stock to two directors for services performed in 1996. The Company has recognized $450,000 in compensation expense related to their services for the year ended December 31, 1996.

   In July 1996, the Company issued 500,000 shares of common stock to certain officers and directors of JRD for services rendered. The Company has recognized $250,000 in compensation expense related to these services for the year ended December 31, 1996.

   In October 1996, the Company adopted the 1996 Incentive and Nonstatutory Stock Option Plan (the 1996 Plan) covering 1,500,000 shares. In 1997, this was increased to 3,000,000 shares pending shareholder approval. Under the plan, the Company can grant to key employees, directors, and consultants either incentive, non-statutory, or performance based stock options. The price of the incentive options granted pursuant to the plan are not less than 100% of the fair market value of the shares on the date of grant. The board of directors will decide the vesting period of the options, if any and no option will be exercisable after ten years from the date granted. Prices for incentive options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant.

   During 1996, the Company issued 380,000 shares of common stock and options to purchase 1,099,500 shares of common stock to consultants for services rendered. The options were granted with exercise prices ranging from $0.001 to $3.00 per share, vesting throughout 1999 and expire from one to five years after the date of grant. Of the options granted, 369,500 were granted under the 1996 Plan and 700,000 were granted for services rendered in connection with a private placement of the Company's common stock. The Company has recognized $2,292,406 in compensation expense related to these services for the options and $454,210 for the stock for the year ended December 31, 1996.

                         INNOVACOM, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information subsequent to December 31, 1996 is unaudited)


   In October 1996, the Company granted non-plan options to purchase 3,500,000 shares of common stock to three individuals who are officers, directors and shareholders of the Company. The options were granted with an exercise price of $3.00 per share and expire in October 2001. The options vest as follows: 1,166,666 vest if fiscal 1997 revenue exceeds $5,000,000, 1,166,667 vest if fiscal 1998 revenue exceeds $25,000,000 and 1,166,667 vest if fiscal 1999 revenue exceeds $50,000,000.

   In January 1997, the Company purchased the rights to certain proprietary technology from a third party in exchange for 100,000 shares of the Company's common stock. This technology was valued at $500,000 or $5.00 per share which was the current market value of the Company's common stock.

   During 1997, the Company granted options under the 1996 Plan to purchase 635,190 shares of common stock to employees who were hired in 1996. The options were granted with exercise prices ranging from $0.50 to $3.00 per share, expire in 2001 and vest over three years from the date of hire. The Company has recognized $201,467 in compensation expense related to the 1996 service period for the year ended December 31, 1996.

   In April 1997, the Company granted options to purchase 100,000 shares of common stock for $3.375 per share for a term of three years in exchange for consulting services.

   In April 1997, the Company granted options to purchase 1,320,640 shares of common stock to employees under the 1996 Plan. The options were granted with exercise prices ranging from $0.50 to $3.375 per share, expire in 2002 and vest over three years or upon attainment of certain performance criteria.

   In May 1997, the Company granted options to purchase 1,000,000 shares of common stock under the 1996 Plan to an officer. The options were granted with exercise prices ranging from $2.75 to $4.75 per share. 200,000 options vested upon grant, the remainder vest upon attainment of certain performance criteria.

   In July 1997, the Company retained the services of an investment advisor to assist in raising up to $15,000,000 in a private placement. In connection with these services, the Company granted options to purchase 400,000 shares of common stock at $2.50 per share. 200,000 of the options were exercisable upon grant, the remainder will be exercisable upon the successful completion of a $15,000,000 private placement.

                            INNOVACOM, INC. AND SUBSIDIARIES
                            (A DEVELOPMENT STAGE ENTERPRISE)

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Information subsequent to December 31, 1996 is unaudited)

   The following table sets forth activity for all options granted under the 1996 Plan:

                                                          AVERAGE
                                                          EXERCISE PRICE
                                    NUMBER                PER SHARE
                                    --------              --------------
OUTSTANDING, from
  inception through December 31,          -               $         -
  1995
   Granted                          369,500                      1.62
   Forfeited                              -                         -
   Exercised                              -                         -
                                    -------               -----------
BALANCE, December 31, 1996          369,500                      1.62
   Granted                        2,678,640                      2.55
   Forfeited                       (512,250)                     1.62
   Exercised                              -                         -
                                  ---------               -----------
BALANCE, September 30, 1997       2,535,890               $      2.60
                                  =========               ===========

   Presented below is a comparison of the weighted average exercise price and market price of the Company's common stock on the grant date for all options granted under the Plan during 1996 and through September 30, 1997.

                                            1996
                                            ----
                                  NUMBER            EXERCISE          MARKET
                                  OF SHARES         PRICE             PRICE
                                  ---------         --------          ------
Market price equal to
  exercise price                          -         $      -          $    -
Market price greater than
  exercise price                    369,500             1.62            6.39
Exercise price greater than
  market price                            -                -               -

                           INNOVACOM AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE ENTERPRISE)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information subsequent to December 31, 1996 is unaudited)

                                            1997
                                            ----
                                  NUMBER            EXERCISE          MARKET
                                  OF SHARES         PRICE             PRICE
                                  ---------         --------          ------
Market price equal to
  exercise price                    738,300         $ 3.04            $  3.04
Market price greater than
  exercise price                  1,201,390           2.00               3.29
Exercise price greater than
  market price                      600,000           3.67               2.85

   At December 31, 1996 and September 30, 1997, options to purchase 169,500 and 500,857 shares, respectively, were exercisable at prices ranging from $.001 per share to $2.75. The remaining 2,035,033 options outstanding at September 30, 1997 become exercisable as follows:


                                                               WEIGHTED
                                           NUMBER OF           AVERAGE
 YEAR ENDING DECEMBER 31,                   SHARES             EXERCISE PRICE
-------------------------                  ---------           --------------
            1997                           318,200             $2.39
            1998                         1,122,767              3.03
            1999                           375,786              1.69
            2000                           218,280              3.22
                                         ---------             -----
                                         2,035,033             $2.70
                                         =========             =====

   If not previously exercised, all options outstanding at September 30, 1997 will expire during the year ended December 31, 2002.

   The following is a summary of activity during the year ended December 31, 1996 and the period ended September 30, 1997 for all non-plan options:

                                                                 WEIGHTED
                                           NUMBER OF             AVERAGE PRICE
                                            Shares               Per Share
                                           ---------             -------------
Outstanding from inception
  through December 31, 1995                        -             $      -
Vested options granted to
  consultants                                730,000                 2.90
Performance options
  granted to officers                      3,500,000                 3.00

                           INNOVACOM, INC. AND SUBSIDIARIES
                           (A DEVELOPMENT STAGE ENTERPRISE)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Information subsequent to December 31, 1996 is unaudited)

                                                               WEIGHTED
                                            NUMBER OF          AVERAGE PRICE
                                            SHARES             PER SHARE
                                            ---------          -------------
Vested options exercised
  by consultants                             (30,000)               .50
                                           ----------          --------
Outstanding, December 31, 1996             4,200,000               3.00
Vested options granted to
  consultants                                222,160               2.84
Options granted to directors                  60,000               3.00
                                           ---------           --------
Outstanding, September 30, 1997            4,482,160           $   2.99
                                           =========           ========

     Presented below is a comparison of the weighted average exercise price and market price of the Company's common stock on the measurement date for all non-plan options granted during 1996 and September 30, 1997:

                                           1996
                                           ----
                                 NUMBER            EXERCISE         MARKET
                                 OF SHARES         PRICE            PRICE
                                 ---------         --------         ------
Market price equal to
  exercise price                  30,000           $   .50          $   .50
Market price greater than
  exercise price                 700,000              3.00             6.25
Exercise price greater
  than market price            3,500,000              3.00              .50

                              INNOVACOM, INC. AND SUBSIDIARIES
                              (A DEVELOPMENT STAGE ENTERPRISE)

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Information subsequent to December 31, 1996 is unaudited)

                                           1997
                                           ----
                                 NUMBER            EXERCISE         MARKET
                                 OF SHARES         PRICE            PRICE
                                 ---------         --------         -------
Market price equal to
  exercise price                 102,500           $  3.30          $ 3.30
Market price greater than
  exercise price                 179,660              2.62            5.09
Exercise price greater
  than market price                    -                 -               -

   As stated in Note 2, the Company has not adopted the fair value accounting prescribed by FAS 123 for employees. Had compensation cost for stock options issued to employees been determined based on the fair value at grant date for awards in 1996 and for the period ended September 30, 1997 consistent with the provisions of FAS 123, the Company's net loss and net loss per share would have been adjusted to the proforma amounts indicated below:

                                           DECEMBER 31,       SEPTEMBER 30,
                                           1997               1997
                                           ------------       -------------

Net loss                                   $ (8,229,908)      $ (9,245,770)
Net loss per common share                  $       (.98)      $       (.56)

   The fair value of each option is estimated on the date of grant using the present value of the exercise price and is pro-rated based on the percent of time from the grant date to the end of the vesting period. The weighted-average fair value of the options on the grant date was $3.22 per share. The following assumptions were used for grants in 1996: risk-free interest rate of 6.17%; expected lives of three years; dividend yield of 0%; and expected volatility of 164.7%.

8. COMMITMENTS AND CONTINGENCIES:

   In June 1997, the Company entered into an agreement with a foundry company in anticipation of manufacturing the Company's single chip MPEG-2 encoder.

   In July 1997, the board of directors approved the Company entering into an agreement to obtain a 66% interest in a joint venture with China International Radio Development. As part of this agreement, the Company will have to fund up to $200,000 of expenses. The purpose of the joint venture is to develop an exhibition center in China to display new high-tech products. In connection with obtaining the joint venture interest, the Company will be issuing 100,000 shares of common stock to a third party as a finder's fee upon close of the agreement. As of September 30, 1997, the Company had not made this investment.

                                 LEASES

   The Company leases office space in California under a long-term operating lease. The Company's lease includes the cost of real property taxes and maintenance expenses. Future minimum lease payments for all non-cancelable operating leases are as follows:

     YEARS ENDING DECEMBER 31,                        AMOUNT
     -------------------------                        ----------
         1997                                         $  150,402
         1998                                             41,052
                                                      ----------
                                                      $  191,454
                                                      ==========

                       INNOVACOM, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE ENTERPRISE)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Information subsequent to December 31, 1996 is unaudited)


   Rent expense was $55,728 and $ 0 for 1996 and 1995, respectively.

                          EMPLOYMENT AGREEMENT

   In connection with the acquisition of Sierra Vista Entertainment,  Inc. (See
   Note 1), the Company entered into five year employment agreements with its president and the president of Sierra Vista which provide for minimum annual salaries totaling $420,000 and other incentives, as well as severance payments equal to three year's salary for termination without cause.

                          CONSULTING AGREEMENTS

   The  Company has entered into non-cancelable consulting agreements.   Future
   minimum payments under these agreements are as follows:

    YEARS ENDING DECEMBER 31,
    -------------------------
              1997                                $ 167,000
              1998                                   60,000
              1999                                   25,000
                                                  ---------
                                                  $ 252,000
                                                  =========

   The Company recorded $141,000 in expense related to these contracts for 1996.

                               LITIGATION

   On December 27, 1996, the Company issued a purchase order to Compass Design Automation (Compass) in the amount of $1,021,300 for software tools. Subsequent to December 31, 1996, the Company canceled this purchase order because it believes Compass reneged on certain commitments. In July 1997, Compass made a demand for payment. Company management has had discussions with Compass to resolve this issue, however, no agreement has been reached. Management believes that any settlement would not have a material adverse impact on the Company.

   On June 18, 1997, the Decorah Company and Edwin Reedholm, a shareholder and former director and officer, commenced a lawsuit seeking to recover in excess of $900,000 on a promissory note given to the plaintiffs by Digital Hollywood, Inc., a company controlled by the Company's president. The Company's president allegedly guaranteed the note through the pledging of approximately six million shares of his personal Company stock. In addition to the original note amount, the Decorah Company and Edwin Reedholm seek to recover the pledged shares as well as a $7,225 balance on a promissory note, including accrued interest, and $69,746 in accrued wages and other expenses (See Notes 5 and 6). Management believes that this lawsuit will have no additional material adverse impact on the Company.

   On October 7, 1996, the Company filed a complaint for declaratory relief against a former employee. The lawsuit states that the person breached a written employment agreement between the two parties. In response to the action, the employee filed a similar cross-complaint, which was subsequently amended after an unsuccessful mediation process. The amended cross complaint seeks damages in excess of $5,000,000 and 2% of the company's stock. Management intends to pursue and defend this lawsuit vigorously and believes that no material adverse impact will arise as a result of the litigation.

                           INNOVACOM, INC. AND SUBSIDIARIES
                           (A DEVELOPMENT STAGE ENTERPRISE)

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information subsequent to December 31, 1996 is unaudited)


   Future Tel, Inc., a third party, filed claims amounting to $123,000 against the Company for recovery of unpaid lease payments and wages under an alleged reimbursement agreement. The parties have participated in a voluntary mediation, which has resulted in a tentative agreement of $100,000. The Company has accrued this amount as of December 31, 1996.

                             PRODUCT LICENSE

   In March 1996, a company controlled by the Company's president contributed a license to the Company. The Company has recorded the license at the cost recorded by the contributing company of $1,275,000. The license grants the Company rights to use and grant sublicenses to use proprietary technology to develop the MPEG-2 video encoding systems on a chip. In accordance with Statement of Financial Accounting Standards 2, the cost of intangibles that are acquired from others for a particular research and development project and that have no alternative future use are research and development costs at the time the costs are incurred. As stated in Note 2, research and development costs are charged to operations in the period incurred. Consequently, the cost of acquiring the license was charged to research and development expense during 1996.

   The Company is committed under the license to pay royalties to a third party for a percentage of gross revenue on sublicenses and for a percentage of the Foundry price for silicon in connection with sales to end users as follows:

YEAR 1     YEAR 2      YEAR 3      YEAR 4      YEAR 5      YEAR 6      YEAR 7
------     ------      ------      ------      ------      ------      ------
20%        15%         8%          5%          3%          1%          1%

   The maximum amount of royalties to be paid under the license shall not exceed $3,000,000.


9. RELATED PARTY TRANSACTION:

   During 1996, the Company made advances to a company controlled by the Company's president totaling $94,062. Management does not believe that the advances made are realizable and, as a result, has written off the receivable as of December 31, 1996.

                            INNOVACOM, INC. AND SUBSIDIARIES
                            (A DEVELOPMENT STAGE ENTERPRISE)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information subsequent to December 31, 1996 is unaudited)

10. INCOME TAXES:

   Income tax expense is comprised of the following:

                                        FOR YEAR ENDED         MAY 11, 1990
                                        DECEMBER 31,           (INCEPTION) TO
                                                               DECEMBER 31,
                                         1996                  1996
                                        --------------         --------------
Current
  Federal                              $             -         $            -
  State                                            800                  3,200
                                       ---------------          --------------
                                                   800                  3,200
Deferred
  Federal                                            -                      -
  State                                              -                      -
                                       ---------------          --------------
Income tax expense                     $           800          $       3,200
                                       ===============          ==============

Deferred income tax assets (liabilities) are comprised of the following at December 31, 1996:

Deferred income tax assets:
   Net operating loss carryforward            $ 1,588,893
   Accrued vacation                                11,183
   Accrued wages                                  106,827
   Notes receivable, allowance                     37,755
   Accrued settlement                              20,069
   Accrued expenses                                54,186
   Stock based compensation                     1,021,060
   Research and development credit                137,805
   Other                                            3,877
                                               ----------
                                                2,981,655

Valuation allowance                             2,981,655
                                               ----------
   Net deferred income tax asset
      (liability)                              $     -
                                               ==========

                       INNOVACOM, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Information subsequent to December 31, 1996 is unaudited)


   Total income tax expense differed from the amounts computed by applying the U.S. federal statutory tax rates to pre-tax income as follows:

                                             FOR YEAR
                                             ENDED DECEMBER
                                             31, 1996
                                             --------------
Total benefit computed by
   applying the U.S. statutory
   rate                                      $ (2,785,482)
Non-deductible license cost                       433,500
State income taxes                                    800
Effect of valuation allowance                   2,351,982
                                             ------------
                                             $        800
                                             ============

   At December 31, 1996, the Company had net operating loss carryforwards of approximately $3,656,985 available to offset future federal taxable income. The carryforward expires in 2011. The Company also had net operating loss carryforwards of approximately $3,715,244 to offset future California taxable income. The carryforward expires in 2001.

11. SUBSEQUENT EVENTS:

   In July 1997, the Company entered into an interim agreement to acquire all of the issued and outstanding shares of Technical Systems Associates (TSA) in exchange for 100,000 shares of common stock. In October 1997, the Company rescinded the interim agreement and entered into an Option to Purchase and Mutual Release Agreement. Under the new agreement, the Company has the option to purchase TSA under the terms of the interim agreement through November 30, 1997 in exchange for $300,000. In addition, the
   Company has agreed to provide up to $150,000 in debt financing if TSA obtains a certain purchase order.

   In October 1997, the Company agreed to acquire certain patents from a company controlled by the Company's president in exchange for 2,000,000 shares of common stock.

   In October 1997, the Company granted options to purchase 261,233 shares of common stock to employees under the 1996 Plan. The options were granted with an exercise price of $3.0625 per share, expire in 2002 and vest over three years or upon attainment of certain performance criteria.